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As filed with the Securities and Exchange Commission on November 8, 2004

Registration Nos. 333-113623 and 333-113623-01

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 8
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NORTHWEST AIRLINES CORPORATION
(Exact name of registrant as specified in its charter)
 Delaware
(State or other jurisdiction of incorporation or organization) 41-1905580
(I.R.S. Employer Identification No.)	NORTHWEST AIRLINES, INC. (Exact name of registrant as specified in its charter) Minnesota State or other jurisdiction of incorporation or organization) 41-0449230 (I.R.S. Employer Identification No.)

2700 Lone Oak Parkway
Eagan, Minnesota 55121
(612) 726-2111
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Michael L. Miller, Esq.
Vice President, Law and Secretary
Northwest Airlines Corporation
2700 Lone Oak Parkway
Eagan, Minnesota 55121
(612) 726-2111
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copy to:
Stephan J. Feder, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

Explanatory Note

        The purpose of this Post-Effective Amendment No. 8 to the Registration Statement is to amend and restate the text and table under the caption "Selling Securityholders" in the prospectus to add the names and respective holdings of selling securityholders who have requested inclusion in the prospectus since the effective date of the Registration Statement. This information is provided in the prospectus supplement included in this Post-Effective Amendment No. 8.

The information in this prospectus supplement is not complete and may be changed. The selling securityholders may not sell these securities or accept any offer to buy these securities until the post-effective amendment to the registration statement, of which this prospectus supplement forms a part, filed with the Securities and Exchange Commission is effective. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2004

PROSPECTUS SUPPLEMENT NO. 8

to Prospectus dated April 30, 2004 of

Northwest Airlines Corporation

$225,000,000

7.625% Convertible Senior Notes due 2023

Guaranteed by Northwest Airlines, Inc.

        This prospectus supplement relates to resales of our 7.625% Convertible Senior Notes due 2023 issued in a private offering in November 2003 and 9,825,322 shares of our common stock issuable upon conversion of the notes, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the notes as a result of antidilution adjustments and as additional interest, in circumstances described in the prospectus to which this prospectus supplement refers.

        This prospectus supplement, which supplements our prospectus dated April 30, 2004, contains additional information about the selling securityholders.

        You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement updates information in the prospectus and, accordingly, to the extent inconsistent, the information in this prospectus supplement supercedes the information contained in the prospectus.

        Investing in the securities offered in the prospectus involves risks. See "Risk Factors" beginning on page 9 of the prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is                   , 2004.

        As used in this prospectus supplement, the terms "company," "we," "our," "ours" and "us" may, depending on the context, refer to Northwest Airlines Corporation or to one or more of Northwest Airlines Corporation's consolidated subsidiaries or to all of them taken as a whole. When we refer to "common stock" throughout this prospectus, we include all rights attaching to our common stock under any stockholder rights plan then in effect.

        You should rely only on the information contained in this prospectus supplement and the prospectus to which it refers. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus to which it refers is accurate only as of their respective dates.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus supplement is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission ("SEC"). Certain information in the registration statement has been omitted from this prospectus supplement in accordance with the rules of the SEC. Northwest Airlines Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. Northwest Airlines, Inc. is not required to file separate reports, proxy and information statements or other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Instead, we have provided information with respect to Northwest Airlines, Inc., to the extent required, in filings made by Northwest Airlines Corporation.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the prospectus to which it refers, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling securityholders have sold all the notes or common stock issuable upon conversion of the notes.

  •
  Annual Report on Form 10-K for the year ended December 31, 2003;

  •
  Quarterly Report on Form 10-Q for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004;

  •
  Current Reports on Form 8-K filed January 28, 2004, April 21, 2004, July 21, 2004, October 1, 2004, October 20, 2004 and October 21, 2004; and

  •
  The description of our common stock set forth in our Registration Statement on Form 8-A/A, filed on April 30, 1998, including associated preferred share purchase rights described in our Registration Statement on Form 8-A/A, filed on July 14, 1998.

        You may request a copy of these filings (other than exhibits to them) at no cost, by writing or telephoning us at the following address:

Secretary's Office
Northwest Airlines Corporation
5101 Northwest Drive, Dept. A1180
St. Paul, Minnesota 55111-3034
Telephone: (612) 726-2111

        The information appearing under the section entitled "Selling Securityholders" in the prospectus is amended and restated by the information appearing below.

SELLING SECURITYHOLDERS

        The notes were originally issued to Citigroup Global Markets Inc., as initial purchaser, in a private offering that closed on November 4, 2003. The initial purchaser has advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers," as defined by Rule 144A under the Securities Act and Regulation S. Selling securityholders, including their transferees, pledgees, donees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and the common stock into which the notes are convertible.

        The table below sets forth information with respect to the selling securityholders, the principal amount of the notes and the number of shares of common stock into which the notes are convertible beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

        We have prepared the table based on information given to us by, or on behalf of, the selling securityholders on or before November 5, 2004. Because the selling securityholders may offer, pursuant to this prospectus, all or some portion of the notes or common stock listed below, no estimate can be given as to the amount of notes or common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.

        Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

Selling Stockholder	Original Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Number of Shares of Common Stock That May be Sold(1)	Percentage of Common Stock Outstanding(2)(3)
Ace Tempest Reinsurance Ltd.	$70,000	*	3,056	*
Advent Claymore Convertible Securities and Income Fund	5,650,000	2.51%	246,724	*
Advent Convertible Master (Cayman) L.P.	$7,154,000	3.18%	312,401	*
AIG DKR SoundShore Holdings Ltd.	$5,000,000	2.22%	218,340	*
DKR SoundShore Oasis Holding Fund Ltd.	$7,500,000	3.33%	327,510	*
AIG DKR Soundshore Strategic Holding Fund Ltd.	$1,250,000	*	54,585	*
Akela Captial Master Fund, Ltd.	$7,000,000	3.11%	305,676	*
Alpha US Sub Fund 4 LLC	$252,000	*	11,004	*
Arbitex Master Fund, L.P.	$3,000,000	1.33%	131,004	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	$8,990,000	4.00%	392,576	*
Argent Classic Convertible Arbitrage Fund II, L.P.	$600,000	*	26,200	*
Argent Classic Convertible Arbitrage Fund L.P.	$2,480,000	1.10%	108,296	*
Argent LowLev Convertible Arbitrage Fund II, LLC	$26,000	*	1,135	*
Argent LowLev Convertible Arbitrage Fund LLC	$444,000	*	19388.64	*

Argent LowLev Convertible Arbitrage Fund Ltd.	$8,000,000	*	349344.80	*
B.C. McCabe Foundation	$175,000	*	7,641	*
Bear, Stearns & Co. Inc.	$1,250,000	*	54,585	*
BNP Paribas Arbitrage	$4,000,000	1.78%	174,672	*
BP Amoco PLC Master Trust	$352,000	*	15,371	*
CGNU Life Fund	$600,000	*	26,200	*
CNH CA Master Account, L.P.	$2,000,000	*	87,336	*
Chrysler Corporation Master Retirment Trust	$4,195,000	1.86%	183,187	*
CIBC World Markets	$1,000,000	*	43,668	*
Citigroup Global Markets Inc.	$6,968,000	3.10%	304,279	*
Class C Trading Company LTD	$210,000	*	9,170	*
Commercial Union Life Fund	$700,000	*	30,567	*
Convertible Securities Fund	$50,000	*	2,183	*
Credit Suisse First Boston Europe Limited	$15,000,000	6.67%	655,021	*
Custom Investments PCC, Ltd.	$200,000	*	8,733	*
DBAG London	$39,000,000	17.33%	1,703,055	1.94
Delta Air Lines Master Trust-HI	$55,000	*	2,401	*
Deutsche Bank Securities Inc.	$5,250,000	2.33%	229,257	*
Fore Convertible Master Fund, Ltd	$1,692,000	*	73,886	*
General Motors Employees Global Group Pension Trust	$210,000	*	9,170	*
General Motors Foundation, Inc.	$35,000	*	1,528	*
Global Bermuda Limited Partnership	$500,000	*	21,834	*
Goldman, Sachs & Co.	$5,500,000	2.44%	240,174	*
Governing Board Employees Benefit Plan of the City of Detroit	$20,000	*	873	*
Guggenheim Portfolio Company VIII (Cayman), Ltd.	$293,000	*	12,794	*
Hamilton Multistrategy Master Fund, LP	$2,796,000	1.24%	122,096	*
HFR Arbitrage Fund	$366,000	*	15,982	*
HFR CA Global Select Master Trust Account	$80,000	*	3,493	*
HFR CA Select Fund	$500,000	*	21,834	*
Hotel Union & Hotel Industry of Hawaii Pension Plan	$132,000	*	5,764	*
Institutional Benchmarks Master Fund Ltd.	$790,000	*	34,497	*
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	$975,000	*	42,576	*
International Truck & Engine Corporation Retiree Health Benefit Trust	$180,000	*	7,860	*
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	$1,775,000	*	77,510	*
Intl. Truck Engine Corp Non Contributory Retirement Plan for Salaried Employee's Trust	$380,000	*	16,593	*
Intl. Truck Engine Corp Non Contributory Retirement Plan Trust	$420,000	*	18,340	*
Jeffries & Company Inc.	$2,000	*	87	*
KBC Financial Products USA Inc.	$2,620,000	1.16%	114,410	*
KeySpan Foundation	$50,000	*	2,183	*
Krafts Foods Inc.	$72,000	*	3,144	*
Lakeshore International, Ltd.	$2,000,000	*	87,336	*
LDG Limited	$283,000	*	12,358	*
Lehman Brothers Inc.	12,000	5.33%	524,017	*

Lexington Vantage Fund c/o TQA Investors, LLC	$63,000	*	2,751	*
Lincoln National Convertible Securities Fund	$1,250,000	*	54,585	*
Lord Abbett Investment Trust-LA Convertible Fund	$2,000,000	*	87,336	*
Lydian Global Opportunities Master Fund Limited	$9,500,000	4.22%	414,846	*
Lyxor Master Fund Ref: Argent/LowLev CB co Argent	$430,000	*	18,777	*
Mackay Shields LLC., Investment Advisor to Mackay Shields Long/Short Master Fund, L.P.	3,335,000	1.48%	145,633	*
Mackay Shields LLC., Investment Advisor to Mackay Shields Long/Short Fund, L.P.	$665,000	*	29,039	*
Man Mac 2 Limited	$2,740,000	1.22%	119,650	*
Man Mac I Limited	$515,000	*	22,489	*
Marathon Global Convertible Master Fund	$11,000,000	4.89%	480,349	*
Maystone Continuum Master Fund, Ltd.	$2,500,000	1.11%	109,170	*
Microsoft Corporation	$215,000	*	9,388	*
Motion Picture Industry Health Plan-Active Member Fund	$70,000	*	3,056	*
Motion Picture Industry Health Plan-Retiree Member Fund	$80,000	*	3,493	*
National Fuel & Gas Company Retirement Plan	$200,000	*	8,733	*
Nations Convertible Securities Fund	$6,950,000	3.09%	303,493	*
Newport Alternative Income Fund	$230,000	*	10,043	*
Northern Income Equity Fund	$3,000,000	1.33%	131,004
Norwich Union Life & Pensions	$1,000,000	*	43,668	*
OCM Global Convertible Securities Fund	$205,000	*	8,951	*
OCM High Income Convertible Limited Partnership	$165,000	*	7,205	*
OCM High Income Covertible Fund II Limited Partnership	$165,000	*	7,205	*
Oxford, Lord Abbett & Co.	$1,350,000	*	58,951	*
Partner Reinsurance Company Ltd.	$410,000	*	17,903	*
Privilege Portfolio SICAV	$1,800,000	*	78,602	*
R2 Investments, LDC	$8,500,000	3.78%	371,178	*
RanaissanceRe Holdings Ltd.	$220,000	*	9,606	*
Raytheon Phenoix	$1,163,000	*	50,788	*
Richard King Mellon Foundation	$75,000	*	3,275	*
San Diego County Employee Retirement Association	$500,000	*	21,834	*
San Diego County Employees' Retirement Association	$50,000	*	2,183	*
Shell Pension Trust (Core+)	$309,000	*	13,493	*
Silver Convertible Arbitrage Fund, LDC	$100,000	*	4,366	*
Silvercreek II Limited	$720,000	*	31,441	*
Silvercreek Limited Partnership	$1,540,000	*	67,248	*
Sphinx Convertible Arbitrage Fund SPC	$156,000	*	6,812	*
Sphinx Fund c/o TQA Investors, LLC	$193,000	*	8,427	*
SSI Blended Market Netrual L.P.	$266,000	*	11,615	*
SSI Hedged Convertible Market Neutral L.P.	$290,000	*	12,663	*
State Employees' Retirement Fund of the State of Delaware	$330,000	*	14,410	*
TAG Associates	$57,000	*	2,489	*

The Long-Term Investment Trust	$130,000		*		5,676	*
Total Fina Elf Finance USA, Inc.	$225,000		*		9,825	*
TQA Master Fund, Ltd.	$2,273,000		1.01%		99,257	*
TQA Master Plus Fund, Ltd.	$4,311,000		1.92%		188,253	*
TQA Special Opportunities Master Fund Ltd.	$500,000		*		21,834	*
Travelers Indemnity Company-Commercial Lines	$110,000		*		4,803	*
Travelers Indemnity Company-Personal Lines	$70,000		*		3,056	*
Tripar Partnership	$70,000		*		3,056	*
UnumProvident Corporation	$490,000		*		21,397	*
Vanguard Convertible Securities Inc.	$12,890,000		5.73%		562,881	*
Viacom Inc. Pension Plan Master Trust	$12,000		*		524	*
White River Securities L.L.C.	$1,250,000		*		54,585	*
Xavex Convertible Arbitrage 10 Fund	$930,000		*		40,611	*
Xavex Convertible Arbitrage 2 Fund	$80,000		*		3,493	*
Xavex Convertible Arbtirage 7 Fund c/o TQA Investors, LLC	$794,000		*		34,672	*
Zazove Convertible Arbitrage Fund L.P.	$5,000,000		2.22%		218,340	*
Zazove Hedged Convertible Fund L.P.	$3,000,000		1.33%		131,004	*
Zazove Income Fund L.P.	$1,000,000		*		43,668	*
Zurich Institutional Benchmarks Master Fund Ltd.	$2,000,000		*		87,336	*
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors LLC	$583,000		*		25,458	*
Total	$225,000,000	(4)	100.00	%(4)	9,825,322	10.24%

*
Less than 1.00%

(1)
Assumes conversion of all of the holder's notes at a conversion rate of 43.6681 shares of common stock per $1,000 original principal amount of the notes. This conversion rate is subject to adjustment as described under "Description of Notes—Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the notes and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under "Description of Notes—Conversion Rights."

(2)
Calculated based on 86,128,339 shares of common stock outstanding as of February 27, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes, but we did not assume conversion of any other holder's notes.

(3)
Assumes that all holders of notes, or any future transferees, pledgees, donees or successors of or from such holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

(4)
The figures in this column are based on information supplied to us as of November 5, 2004 by the selling securityholders named in the table. As of that date, these selling securityholders had supplied us with information indicating that, collectively, they owned more than $225,000,000 aggregate principal amount of notes, reflecting, we believe that one or more selling securityholders supplied us with information for inclusion in the table and then sold their notes in transactions exempt from the registration requirements of the Securities Act to persons who also supplied us with information with respect to the same notes. However, since neither this prospectus nor the registration statement of which this prospectus forms a part would be applicable to any notes after they have been publicly sold using this prospectus or the registration statement of which this prospectus forms a part, no more than $225,000,000 aggregate principal amount of notes could be sold using this prospectus or the registration statement of which this prospectus forms a part and, accordingly, the $225,000,000 total in this column represents the maximum principal amount of notes that could be sold under this prospectus or the registration statement of which this prospectus forms a part.

PROSPECTUS

Northwest Airlines Corporation

$225,000,000

7.625% Convertible Senior Notes due 2023
Guaranteed by Northwest Airlines, Inc.

        This Prospectus relates to resales of our 7.625% Convertible Senior Notes due 2023 issued in a private offering in November 2003 and 9,825,322 shares of our common stock issuable upon conversion of the notes, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the notes as a result of antidilution adjustments and as additional interest, in circumstances described in this prospectus.

        The notes and the shares of common stock may be sold from time to time by and for the account of the selling securityholders named in this prospectus. The selling securityholders may sell all or a portion of the notes or the shares of common stock from time to time in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price for the notes or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See "Plan of Distribution" on page 54 for additional information on the methods of sale.

        We will not receive any of the proceeds from the sale of the notes or the shares of common stock offered by the selling securityholders. The selling securityholders will receive all proceeds from the sale of the notes or the shares of common stock being registered in this registration statement.

        We will pay cash interest on the notes at the rate of 7.625% per year on the original principal amount from November 4, 2003, or from the most recent date to which interest has been paid or provided for, until November 15, 2008. During such period, cash interest is payable semiannually in arrears on May 15 and November 15 of each year, beginning May 15, 2004, until November 15, 2008, unless the notes are earlier converted.

        Beginning November 15, 2008, the notes will cease bearing cash interest. Instead, from such date the original principal amount of each note will commence increasing daily by the rate of 7.625% per year to produce the accreted principal amount. The accreted principal amount of a note will compound semiannually, not daily. On the maturity date of the notes, a holder will receive $3,072.48 for each $1,000 original principal amount of notes, which is the fully accreted principal amount of such note on that date.

        Holders may convert all or a portion of their notes into shares of common stock of Northwest Airlines Corporation prior to stated maturity under the following circumstances: (1) at any time in any fiscal quarter commencing after December 31, 2003 if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the fiscal quarter prior to such quarter is greater than 120% of the accreted conversion price per share of common stock on such last day; (2) during the five business day period after any five consecutive trading day period in which the trading price per $1,000 original principal amount of the notes for each day of the five trading day period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 original principal amount of the notes; (3) if the notes have been called for redemption; or (4) upon the occurrence of specified corporate transactions described in this prospectus.

        The initial conversion rate will be 43.6681 shares of common stock of Northwest Airlines Corporation per $1,000 original principal amount of the notes. The conversion rate will be subject to adjustment in some events but will not be adjusted for increases in the accreted principal amount of the notes, accrued cash interest or interest payable upon the occurrence of a tax event. Upon conversion, we may at our option choose to deliver, in lieu of our common stock, cash or a combination of cash and common stock as described herein.

        Beginning November 15, 2006 we may redeem all or a portion of the notes for cash for a price equal to 100% of the accreted principal amount of the notes to be redeemed plus accrued and unpaid interest, if any.

        Holders may require us to repurchase all or a portion of their notes on November 15, 2008, November 15, 2013 and November 15, 2018 at a repurchase price equal to 100% of the accreted principal amount of the notes to be repurchased plus accrued and unpaid interest, if any. We may at our option choose to pay the repurchase price for any such notes in cash or in shares of common stock (valued as described herein) or any combination thereof. In addition, if we experience specified types of fundamental changes, holders may require us to purchase for cash the notes for 100% of the accreted principal amount of the notes to be purchased plus accrued and unpaid interest, if any.

        The notes are senior unsecured obligations of Northwest Airlines Corporation. Northwest Airlines, Inc. is guaranteeing Northwest Airlines Corporation's monetary obligations under the notes on an unsecured and unsubordinated basis. The notes and the guarantee rank equally with all other existing and future unsecured and unsubordinated indebtedness of Northwest Airlines Corporation and Northwest Airlines, Inc., respectively. However, the notes and the guarantee are effectively subordinated to all existing and future secured debt of Northwest Airlines Corporation and Northwest Airlines, Inc., respectively, to the extent of the security on such other indebtedness and to all existing and future obligations of the other subsidiaries of Northwest Airlines Corporation and the subsidiaries of Northwest Airlines, Inc., respectively.

        The notes are not listed on any national securities exchange or on Nasdaq, but the notes and the common stock issuable upon conversion of the notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") system of the National Association of Securities Dealers, Inc. Our common stock is quoted on the Nasdaq National Market under the symbol "NWAC." On April 28, 2004, the last reported sale price of the common stock on the Nasdaq National Market was $9.87 per share.

        In addition to acquiring common stock, each purchaser of common stock will acquire one right to purchase one one-hundredth of a share of Series D Junior Participating Preferred Stock for each share of common stock purchased. The rights are attached to all shares of common stock and are exercisable in some circumstances which may arise in connection with a hostile takeover attempt. Until the occurrence of such events, the rights are not exercisable, are evidenced by the certificates for common stock and will be transferable only with the common stock. The value attributable to the rights, if any, is reflected in the value of the common stock.

        Investing in the securities offered in this prospectus involves risks. See "Risk Factors" beginning on page 9 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

April 30, 2004

        You should rely only on the information contained in this prospectus and those documents incorporated by reference herein. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this prospectus by reference or in our affairs since the date of this prospectus.

        As used in this prospectus, the terms "company," "we," "our," "ours" and "us" may, depending on the context, refer to Northwest Airlines Corporation or to one or more of Northwest Airlines Corporation's consolidated subsidiaries or to all of them taken as a whole. When we refer to "common stock" throughout this prospectus, we include all rights attaching to our common stock under any stockholder rights plan then in effect.

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WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission ("SEC"). Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. Northwest Airlines Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. Northwest Airlines, Inc. is not required to file separate reports, proxy and information statements or other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Instead, we have provided information with respect to Northwest Airlines, Inc., to the extent required, in filings made by Northwest Airlines Corporation.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act the selling securityholders have sold all the notes or common stock issuable upon conversion of the notes.

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  Annual Report on Form 10-K for the year ended December 31, 2003;

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  Current Reports on Form 8-K filed January 28, 2004 and April 21, 2004; and

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  The description of our common stock set forth in our Registration Statement on Form 8-A/A filed on April 30, 1998, including associated preferred share purchase rights described in our Registration Statement on Form 8-A/A, filed on July 14, 1998.

        You may request a copy of these filings (other than exhibits to them) at no cost, by writing or telephoning us at the following address:

  Secretary's Office
  Northwest Airlines Corporation
  5101 Northwest Drive, Dept. A1180
  St. Paul, Minnesota 55111-3034
  Telephone: (612) 726-2111.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. These forward-looking statements are subject to a number of risks and uncertainties, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements are typically identified by the words "may," "will," "believe," "expect," "anticipate," "intend," "estimate" and similar expressions. Actual results could differ materially from those contemplated by these forward-looking statements as a result of a number of factors.

        We believe that the material risks and uncertainties that could affect the outlook of an airline operating in the global economy include, among others, the future level of air travel demand, our future passenger traffic and yields, the airline pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the United States and other regions of the world, the price and availability of jet fuel, the aftermath of the war in Iraq, the possibility of additional terrorist attacks or the fear of such attacks, concerns about Severe Acute Respiratory Syndrome (SARS) and other influenza or contagious illnesses, labor negotiations both at other carriers and us, low-cost carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuations, inflation and other factors discussed herein. Additional information with respect to these factors and other events that could cause differences between forward-looking statements and future actual results is contained in "Risk Factors" below.

        In light of these risks and uncertainties, we cannot assure you that the results and events contemplated by the forward-looking statements contained in this prospectus will in fact be realized. Potential investors should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the factors described above.

SUMMARY

        This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and the related notes, contained elsewhere or incorporated by reference in this prospectus, before making an investment decision.

Our Company

        Northwest Airlines Corporation is the indirect parent corporation of Northwest Airlines, Inc. Northwest Airlines, Inc. operates the world's fourth largest airline, as measured by revenue passenger miles, and is engaged in the business of transporting passengers and cargo. Northwest Airlines, Inc. began operations in 1926. Northwest Airlines, Inc.'s business focuses on the development of a global airline network through its strategic assets that include:

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  domestic hubs at Detroit, Minneapolis/St. Paul and Memphis;

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  an extensive Pacific route system with a hub in Tokyo;

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  a trans-Atlantic alliance with KLM Royal Dutch Airlines, which operates through a hub in Amsterdam;

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  a domestic and international alliance with Continental Airlines, Inc. and Delta Air Lines, Inc.;

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  exclusive marketing agreements with two domestic regional carriers, Pinnacle Airlines, Inc. and Mesaba Aviation, Inc., both of which operate as Northwest Airlink; and

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  a cargo business that operates 12 dedicated freighter aircraft through hubs in Anchorage and Tokyo.

        Northwest Airlines, Inc. has developed strategies that are designed to utilize these assets to the company's competitive advantage.

        Our principal executive office is located at 2700 Lone Oak Parkway, Eagan, Minnesota 55121 and our telephone number is (612) 726-2111. The company maintains a website at www.nwa.com. Information on our website is not incorporated into this prospectus and is not a part of this prospectus.

The Notes

        This prospectus relates to resales of $225,000,000 aggregate original principal amount of the notes and 9,825,322 shares of our common stock issuable upon conversion of the notes, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the notes as a result of antidilution adjustments and as additional interest, in circumstances described in this prospectus.

        We issued and sold $225,000,000 aggregate original principal amount of the notes on November 4, 2003, in a private offering to Citigroup Global Markets Inc. (the "Initial Purchaser"). We have been advised by the Initial Purchaser that the notes were resold in transactions which were exempt from registration requirements of the Securities Act to persons reasonably believed by the Initial Purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in reliance on Rule 144A and outside the United States in reliance on Regulation S.

        The following is a brief summary of the terms of the notes. For a more complete description of the notes, see section entitled "Description of the Notes" in this prospectus.

Notes	Offered $225,000,000 aggregate original principal amount of 7.625% Convertible Senior Notes due 2023.
Maturity	November 15, 2023.
Cash Interest
The notes bear cash interest at the rate of 7.625% per year on the original principal amount from November 4, 2003, or from the most recent date to which interest has been paid or provided for, until November 15, 2008. During such period, cash interest is payable semiannually in arrears on May 15 and November 15 of each year, beginning May 15, 2004, until November 15, 2008. The interest rate is calculated using a 360-day year composed of twelve 30-day months. The initial interest payment will include accrued interest from November 4, 2003.
Accreted Principal Amount
Beginning November 15, 2008, the notes will cease bearing cash interest. Instead, from such date the original principal amount of each note will commence increasing daily by the annual rate of 7.625% to produce the accreted principal amount. The accreted principal amount of a note will compound semiannually, not daily. On the maturity date of the notes, a holder will receive $3,072.48 for each $1,000 original principal amount of notes, which is the fully accreted principal amount of such note on that date. The yield will be 7.625% per year, computed on a semiannual bond equivalent basis and calculated from November 15, 2008. The yield will be calculated using a 360-day year composed of twelve 30-day months.
Tax Original Issue Discount
Because cash interest is not payable throughout the term of the notes, the notes were considered issued with original issue discount for U.S. federal income tax purposes. Accordingly, U.S. holders (as defined herein) generally will be required to include such original issue discount (as reduced by payments of cash interest) in their gross income for U.S. federal income tax purposes on a constant yield to maturity basis, regardless of their regular method of tax accounting. See "Certain United States Federal Income Tax Considerations."
Conversion Rights
Holders may convert all or a portion of their notes prior to the stated maturity, in multiples of $1,000 original principal amount, into common stock only if at least one of the conditions described below is satisfied. For each $1,000 original principal amount of notes surrendered for conversion, if the conditions for conversion are satisfied, a holder will receive 43.6681 shares of our common stock or an amount of cash in lieu thereof, as described below. When we refer to "common stock" throughout this prospectus, we include all rights attaching to our common stock under any stockholder rights plan then in effect. In lieu of delivering shares of our common stock upon conversion of all or any portion of the notes, we may elect to pay cash or a combination of cash and shares of our common stock for the notes surrendered. If we elect to pay holders cash for their notes, the payment will be based on the average sale price of our common stock for the 10 consecutive trading days immediately following either:
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the date of our notice of our election to deliver cash, which we must give within two business days after receiving a conversion notice, unless we have earlier given notice of redemption as described in this prospectus; or
•	the conversion date, if we have given notice of redemption specifying that we intend to deliver cash upon conversion thereafter.

The conversion rate may be adjusted in some circumstances, but will not be adjusted for increases in the accreted principal amount, accrued cash interest or interest payable upon the occurrence of a tax event. Upon conversion, a holder will not receive any cash payment representing increases in the accreted principal amount or, subject to some exceptions, accrued cash interest. Instead, increases in the accreted principal amount or accrued cash interest will be deemed paid in full by the shares of common stock (or at our option, cash in lieu thereof) received by the holder on conversion.

Holders may surrender notes for conversion into shares of our common stock at any time in any fiscal quarter commencing after December 31, 2003 if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is more than 120% of the accreted conversion price per share of common stock on such last day. If the foregoing condition is satisfied, then the notes will be convertible at any time at the option of the holder, through maturity. The accreted conversion price per share as of any day will equal the accreted principal amount of a note on that day, divided by 43.6681, subject to any adjustments to the conversion rate through that day.

Holders may also surrender notes for conversion during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of that period was less than 98% of the product of the closing sale price for our common stock for each day of that period and the number of shares of common stock issuable upon conversion of $1,000 principal amount of notes.

If on the date of any conversion pursuant to the trading price condition, the closing sale price of our common stock is greater than 100% but less than 120% of the accreted conversion price, then holders will receive, in lieu of common stock based on the accreted conversion price, cash or common stock or a combination of cash and common stock, at our option, with a value equal to the principal amount of such notes, plus accrued and unpaid interest, if any, or, if the conversion occurs after November 15, 2008, the accreted principal amount of such notes, as of the conversion date. See "Description of Notes—Conversion Rights."

Notes in integral multiples of $1,000 original principal amount called for redemption may be surrendered for conversion until the close of business on the second business day prior to the redemption date. In addition, if we make a distribution to our stockholders with a per share value of more than 15% of the closing sale price of our common stock on the date immediately preceding the declaration of such distribution, or if we are a party to some specified consolidations, mergers or binding share exchanges, notes may be surrendered for conversion, as provided in "Description of Notes—Conversion Rights." The ability to surrender notes for conversion will expire at the close of business on November 15, 2023.
Guarantees	Northwest Airlines, Inc. is guaranteeing our monetary obligations under the notes on an unsecured and unsubordinated basis. See "Description of Notes—Note Guarantee."
Ranking
The notes and the Northwest Airlines, Inc. guarantee are senior unsecured obligations and rank equal in right of payment to all the existing and future unsecured and unsubordinated indebtedness of Northwest Airlines Corporation and Northwest Airlines, Inc., respectively. However, the notes and the Northwest Airlines, Inc. guarantee are and will be effectively subordinated to all existing and future secured debt of Northwest Airlines Corporation and Northwest Airlines, Inc., respectively, to the extent of the collateral securing such indebtedness, and to all existing and future liabilities of the other subsidiaries of Northwest Airlines Corporation and the subsidiaries of Northwest Airlines, Inc., respectively. As of December 31, 2003, there was $8.29 billion of total long-term debt and capital lease obligations, including current maturities, outstanding of Northwest Airlines Corporation and Northwest Airlines, Inc., of which $6.38 billion was secured by our assets.
Sinking Fund	None.
Redemption of Notes at Our Option
We may redeem for cash all or a portion of the notes at any time on or after November 15, 2006, at a redemption price equal to 100% of the accreted principal amount, plus accrued and unpaid interest, if any.
Repurchase at the Option of the Holder
Holders may require us to repurchase the notes on November 15 of 2008, 2013 and 2018 at a repurchase price equal to 100% of their accreted principal amount, plus accrued and unpaid interest, if any. We may at our option choose to pay the repurchase price for any such notes in cash or in shares of common stock (valued as described herein) or any combination thereof. See "Description of Notes—Repurchase at Option of the Holder."
Fundamental Change
If a fundamental change (as described under "Description of Notes—Redemption at Option of the Holder Upon a Fundamental Change") occurs prior to maturity, holders may require us to purchase all or a portion of their notes at a redemption price equal to 100% of their accreted principal amount, plus accrued and unpaid interest, if any.
Optional Conversion to Semiannual Coupon Notes Upon Tax Event
From and after the date of the occurrence of a tax event, as described hereinafter, following November 15, 2008, we will have the option to elect, in lieu of having accreted principal amount increase, to have interest accrue and be paid in cash at the rate of 7.625% per year on a restated principal amount per note equal to the accreted principal amount on such note on the date on which we exercise such option.

Such interest shall be payable semiannually on the interest payment dates of May 15 and November 15 of each year to holders of record at the close of business on the May 1 and November 1 immediately preceding the interest payment date. Interest will accrue from the most recent date to which interest, if applicable, has been paid or provided for or from the option exercise date, whichever is later. In the event that we exercise our option to pay interest in lieu of accreted principal amount, the redemption price, purchase price and fundamental change redemption price on the notes will be adjusted. However, there will be no change in the holder's conversion rights. See "Description of Notes—Optional Conversion to Semiannual Coupon Notes upon Tax Event."
Call Spread Option Transaction
In conjunction with the issuance of the notes, we entered into a call spread option transaction with Citibank, N.A. ("Citibank"), an affiliate of Citigroup Global Markets Inc., the initial purchaser of the notes in the private offering, to limit exposure to potential dilution from conversion of the notes. Because the notional number of shares with respect to the upper strike price is 120% of the number of shares underlying the notes, whereas the notional number of shares with respect to the lower strike price is equal to the number of shares underlying the notes, the extent to which the call spread option transaction limits exposure to potential dilution from conversion of the notes diminishes to the extent the price of our common stock rises above the upper strike price. In connection with the call spread option transaction, Citibank may have taken positions in our common stock in secondary market transactions and entered into various derivative transactions, and may modify its hedge positions throughout the life of the call spread option transaction by purchasing and selling shares of our common stock, our other securities or other instruments it may wish to use in connection with such hedging. Depending on, among other things, future market conditions, the aggregate amount and the composition of these hedging arrangements are likely to vary over time. The effect, if any, of such arrangements and activities on the market price of our common stock or the notes cannot be ascertained at this time, but any of these activities could materially and adversely affect the value of our common stock and the value of the notes. See "Call Spread Option Transaction."
DTC Eligibility
The notes were issued in fully registered book entry form and are represented by one or more permanent global notes without coupons. Global notes are deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company in New York, New York. Beneficial interests in global notes are shown on, and transfers thereof are effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See "Description of Notes—Book-Entry System."
Registration Rights
We and Northwest Airlines, Inc. agreed, for the benefit of holders, to file with the SEC within 120 days after the date of the original issuance of the notes, a shelf registration statement, of which this prospectus is a part, covering resales of the notes and the shares of our common stock issuable upon conversion of the notes. We and Northwest Airlines, Inc. will use our best efforts to cause the shelf registration statement to become effective within 180 days after the date of original issuance and keep such shelf registration statement effective until the earliest of (i) the sale pursuant to Rule 144 under the Securities Act or a shelf registration statement of all the notes and the shares of common stock issuable upon conversion of the notes and (ii) the expiration of the holding period applicable to such securities held by our non affiliates under Rule 144(k) under the Securities Act, or any successor provision, subject to some exceptions. See "Description of Notes—Registration Rights."
Trading
The notes are not currently listed and we do not intend to list the notes on any national securities exchange. However, the notes and the common stock issuable upon conversion of the notes are eligible for trading in PORTAL. The notes are securities for which there is currently no public market. An active and liquid market may not develop for the notes. Our common stock is listed on the Nasdaq National Market under the symbol "NWAC."
Use of Proceeds
We will not receive any proceeds from the sale of the notes or the shares of common stock offered by this prospectus. The selling securityholders will receive all proceeds from the sale of the notes or the sale of the shares of common stock offered by this prospectus.

RISK FACTORS

        You should read carefully this entire prospectus and the documents incorporated by reference in this prospectus before investing in the Notes.

        This prospectus includes "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including statements regarding our future financial position, are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be correct. Important factors that could cause actual results to differ materially from such expectations are disclosed below and elsewhere in this prospectus. See "Special Note Regarding Forward-Looking Statements."

Risks Related to the Airline Industry and the Company

  The airline industry is intensely competitive.

        The airline industry is intensely competitive. Our competitors include other major domestic airlines as well as foreign, regional and new entrant airlines, some of which have more financial resources or lower cost structures than ours. In most of our markets we compete with at least one of these carriers. Our revenues are sensitive to numerous factors, and the actions of other carriers in the areas of pricing, scheduling and promotions can have a substantial adverse impact on overall industry revenues. Such factors may become even more significant in periods when the industry experiences large losses, as airlines under financial stress, or in bankruptcy, may institute pricing structures intended to achieve near-term survival rather than long-term viability.

  Industry revenues have declined significantly and we continue to experience significant operating losses.

        Since 2001, the U.S. airline industry overall has suffered a substantial reduction in revenues, both on an absolute basis and relative to historical trends. Our annual operating revenue has declined in each of the last three years and our 2003 operating revenue was over $1.7 billion less than it was in 2000. As a result, we have incurred significant operating losses, and absent unusual items, our pre-tax losses over that period have totaled nearly $2.2 billion. We do not anticipate that the revenue environment for us will materially improve in 2004. Due to the discretionary nature of business and personal travel spending, U.S. airline revenues are heavily influenced by the strength of the U.S. economy, other regional world economies and corporate profitability. The revenue decline has been due in part to the U.S. economic cycle. However, permanent structural differences in the industry revenue environment have also taken place. These differences are the result of a number of factors.

        The rapid growth of low cost airlines has had a profound impact on industry revenues. Using the advantage of low unit costs, driven in large part by lower labor costs, these carriers are able to operate profitably while offering substantially lower fares. By targeting such fares at business passengers in particular, these carriers are shifting demand away from the larger, more established airlines. These low cost carriers now transport more than 25% of all domestic U.S. passengers, compared to less than 10% a decade ago. They now compete for, and thus influence industry pricing on, approximately 75% of all domestic U.S. passenger ticket sales, versus less than 20% a decade ago. Moreover, as a result of their better financial performance, low cost carriers have the resources necessary to continue to increase their market share. Industry revenue could be reduced substantially in the event one or more large network carriers decides it is a better long-term strategy to adopt a broad pricing structure similar to those employed by low cost carriers rather than give up additional market share.

        Internet travel Web sites have driven significant distribution cost savings for airlines, but have also allowed consumers to become more efficient at finding lower fare alternatives than in the past by providing them with more powerful pricing information. The increased price consciousness of both business and leisure travelers, as well as the growth in new distribution channels, has further motivated airlines to price aggressively to gain fare and market share advantages. These factors will increase over time as Internet ticket sales increase.

        Airlines are among the most heavily taxed of all U.S. companies. Taxes and fees can add up to approximately 25% of what a passenger pays for an average roundtrip domestic airline ticket, a percentage even greater than that for alcohol and tobacco products. These taxes and fees have grown significantly in the past decade. We believe that every dollar of tax or fee increase imposed on airline passengers roughly translates into a dollar of reduced airline revenue.

        The attacks of September 11, 2001 materially impacted air travel and, with concerns about further terrorist attacks unlikely to abate any time soon, continue to have a negative effect on travel demand. Additionally, security procedures introduced at airports since the attacks have increased the inconvenience of flying, both in reality and in perception, and thus have further reduced demand.

        Global events further exacerbated the decline in airline industry revenue in 2003. The war in Iraq and its aftermath and the outbreak of Severe Acute Respiratory Syndrome ("SARS") have materially affected airline bookings and continue to negatively impact air travel, particularly on international routes. Another outbreak of SARS or other influenza-type illness, if it were to persist for an extended period, could materially affect the airline industry by reducing revenues and impacting travel behavior, especially on routes to and from certain Asian destinations.

  Due to industry seasonality, operating results for any interim periods are not necessarily indicative of those for the entire year.

        The airline industry is seasonal in nature. Due to seasonal fluctuations, our operating results for any interim period are not necessarily indicative of those for the entire year. Our second and third quarter operating results have historically been more favorable due to increased leisure travel on domestic and international routes during the summer months.

  Airline bankruptcies could adversely affect the industry.

        Since September 11, 2001 several air carriers have sought to reorganize under Chapter 11 of the United States Bankruptcy Code, including United Airlines, Inc., the second largest domestic air carrier. Successful completion of such reorganizations could present us with competitors having reduced levels of indebtedness and significantly lower operating costs derived from labor, supply and financing contracts that were renegotiated under the protections of the Bankruptcy Code. In addition, air carriers involved in reorganizations historically have undertaken substantial fare discounting in order to maintain cash flows and to enhance continued customer loyalty. Such fare discounting could further lower yields for all carriers.

  Attempts to reduce labor costs may not be successful.

        Labor has always been a critical issue for major airlines. Most major airlines are heavily unionized, and we are no exception, with more than 90% of our employees represented by unions. Many older airlines, including us, conducted contract negotiations with the unions over several decades in a regulated airline environment in which there was little competition and costs were passed through to passengers. This has resulted in wage scales that are significantly higher, productivity that is much lower, and defined benefit retirement plans that are much more generous than those found at low cost carriers. In addition, over time, airline unions have negotiated restrictive scope clauses that can severely limit an airline's ability to pursue market-driven adjustments.

        The rapid growth of low cost carriers in recent years has made labor an even bigger issue for older airlines. Less encumbered by legacy collective bargaining agreements and more able to establish costs based on market factors, the low cost carriers have unit labor costs that are up to 50% below those for older, pre-deregulation airlines. Given that labor is our largest cost by a wide margin, representing roughly 40% of total operating expenses, a labor advantage of up to 50% translates to a significant overall cost advantage. This is particularly powerful in a business where the product is largely viewed as a commodity and pricing information has rapidly become transparent to customers via the Internet.

        Low cost carriers have used their cost advantage to offer significantly lower unrestricted fares than older airlines, thus shifting a considerable share of lucrative business passengers to their flights. The combination of lower costs and an increasing mix of business passengers allows low cost carriers to be profitable and thrive at the same time that older, pre-deregulation airlines suffer financially. Moreover, the current cost advantage of low cost carriers is not likely to be diminished by a large growth in their costs. Having seen the failures of new entrant airlines from the past, they have been diligent in keeping their labor costs contained. New entrant airlines have an abundant supply of qualified employees available at significantly lower wages and benefits and with less stringent work rules than us.

        The labor cost disparity versus low cost carriers forced US Airways, United Airlines and American Airlines to restructure their labor costs through negotiations with their unions in the past year. The successful lowering of labor costs at these airlines has placed even more pressure on us. Not only do low cost carriers have labor cost advantages compared to us, most of our largest competitors now do as well. We have been in discussions with our labor groups over the past year, seeking to obtain competitive wage scales, work rules and benefit plans. The experiences of US Airways, United Airlines and American Airlines demonstrate that, despite widespread recognition that a fundamental cost problem exists and thousands of jobs are threatened, achieving negotiated labor cost reductions is difficult and can come with high risk. US Airways and United Airlines were only able to achieve labor cost savings through bankruptcy reorganizations. Accordingly, we cannot predict the outcome of our labor negotiations at this time.

        As of December 31, 2003, we had approximately 39,100 full-time equivalent employees, of whom approximately 2,100 were foreign nationals working primarily in Asia. Collective bargaining agreements provide standards for wages, hours of work, working conditions, settlement of disputes and other matters. The major agreements with domestic employees became amendable or will become amendable as follows:

Employee Group	Approximate Number of Full- time Equivalent Employees Covered	Union	Amendable date
Pilots	5,100	Air line Pilots Association International ("ALPA")	9/13/03
Agents and Clerks	8,800	International Association of Machinists & Aerospace Workers ("IAM")	2/25/03
Equipment Service Employees and Stock Clarks	6,000	International Association of Machinists & Aerospace Works ("IAM")	2/25/03
Flight Attendants	8,500	Professional Flight Attendants Association ("PFAA")	5/30/03
Mechanics and Related Employees	5,700	Aircraft Mechanics Fraternal Association ("AMFA")	5/11/05

        On July 23, 2003, we commenced negotiations with the ALPA on a new contract. We have also entered into mediation with the IAM under the supervision of the National Mediation Board as we seek agreement on a new contract.

  Changes in government regulations could increase our operating costs and limit our ability to conduct our business.

        Airlines are subject to extensive regulatory requirements in the U.S. and internationally. In the last several years, Congress has passed laws, and the FAA has issued a number of maintenance directives and other operating regulations, that impose substantial costs on airlines. Additional laws, regulations, taxes and airport charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues. Congress and the DOT have also proposed regulating airlines' responses to their competitors' activities. The ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the U.S. and foreign governments may be amended from time to time, or because appropriate slots or facilities may not be available. We cannot give assurance that laws or regulations enacted in the future will not adversely affect the industry.

  We are vulnerable to increases in aircraft fuel costs.

        Because fuel costs are a significant portion of our operating costs (14.5% for 2003), substantial changes in fuel costs would materially affect our operating results. Fuel prices continue to be susceptible to, among other factors, political unrest in various parts of the world, Organization of Petroleum Exporting Countries ("OPEC") policy, the rapid growth of economies such as China, the levels of inventory carried by industries, the amounts of reserves built by governments, disruptions to production and refining facilities and weather. These and other factors that affect the global supply and demand for aircraft fuel may affect our financial performance, which can be highly sensitive to fuel prices. A one-cent change in the cost of a gallon of fuel (based on 2003 consumption) would impact operating expenses by approximately $1.5 million per month. Changes in fuel prices may have a greater impact on us than some of our competitors because of the composition of our fleet. From time to time, we hedge some of our future fuel purchases to protect against potential spikes in price. However, these hedging strategies may not always be effective.

  Our insurance costs have increased substantially, and further increases could harm our business.

        Following September 11, 201, aviation insurers significantly increased airline insurance premiums and reduced the maximum amount of coverage available to airlines for certain types of claims. Our total aviation and property insurance expenses were $66 million higher in 2003 than in 2000. As a result of the Air Transportation Safety and System Stabilization Act ("Airline Stabilization Act"), the U.S. Homeland Security Act and the U.S. Emergency Wartime Supplemental Appropriations Act, the U.S. federal government assumes most war risk coverage. However, this coverage is scheduled to expire on August 31, 2004. While the government may again extend the deadline for providing excess war risk coverage, there is no assurance that any extension will occur, or if it does, how long the extension will last. Should the government stop providing excess war risk coverage to the airline industry, it is expected that the premiums charged by aviation insurers for this coverage would be substantially higher than the premiums currently charged by the government. Aviation insurers could further increase insurance premiums in the event of a new terrorist attack or other events adversely affecting the airline industry. Significant increases in insurance premiums could negatively impact our financial condition and results of operations.

  Our indebtedness and other obligations, including pension funding liabilities, are substantial.

        We have substantial levels of indebtedness. As of December 31, 2003, we had long-term debt and capital lease obligations, including current maturities, of $8.29 billion. Of this indebtedness, 44% bears interest at floating rates. The amount of long-term debt that matures in 2004 is $668 million.

        Additionally, $1.49 billion matures in 2005, $781 million in 2006, $732 million in 2007 and $515 million in 2008. As of December 31, 2003, the principal portion of future minimum lease payments under capital leases was $64 million for 2004, $40 million for 2005, $29 million for 2006, $33 million for 2007 and $28 million for 2008. These levels of indebtedness do not include the obligation to redeem $236 million of convertible preferred stock. We also have significant obligations related to operating leases that do not appear on the consolidated balance sheets. The amount of our indebtedness could limit our ability to obtain additional financing or adversely affect our future financing costs, either of which could negatively affect our ability to operate our business or make future capital expenditures. Our ability to service our indebtedness and obligations could be adversely affected by many factors, including general economic conditions and other factors beyond our control.

        We also have noncontributory pension plans covering our pilots, other contract employees and salaried employees. Funding obligations under these plans are governed by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). As of December 31, 2003, our pension plans were underfunded by $3.75 billion, as calculated in accordance with SFAS No. 87, Employers' Accounting for Pensions. Absent asset returns exceeding plan assumptions, we will have to satisfy the underfunded amounts of the plans through cash contributions over time. The timing and amount of funding requirements depend upon a number of factors, including interest rates, asset returns, potential changes in pension legislation, our decision to make voluntary prepayments, applications for and receipt of waivers to reschedule contributions and changes to pension plan benefits.

        In 2003, we recorded expenses for our qualified pension plans of approximately $491 million, including $58 million related to a curtailment charge in the contract plan due to workforce reductions. We anticipate 2004 expenses for these plans will not differ materially from the amount of such expenses incurred in 2003, excluding the curtailment charge.

        Our calendar year 2004 cash pension contributions are dependent on several factors. On December 23, 2003, we asked the Internal Revenue Service ("IRS") for permission to reschedule some of our plan year 2004 pension contributions, which includes amounts due in both 2004 and 2005, for the contract and salaried employees' pension plans. Separately, the U.S. Congress has under consideration certain legislative relief that could reduce 2004 contributions by increasing the discount rate used to determine funding, changing the current requirements for deficit reduction contributions, or both. Prior legislation increased the discount rate used by companies to determine funding requirements for the past two years. On that basis, expected contributions to our qualified pension plans in 2004 approximates $350 million. However, approval of our application to reschedule contributions and/or additional legislative relief could reduce our pension funding requirements for these plans to between $100 million and $350 million for the year. Should our request to reschedule contributions not be approved by the IRS and Congress provides no legislative relief, our qualified plan funding obligations in calendar year 2004 would approximate $515 million.

        We operate in a capital-intensive industry. Periodically, we are required to make significant capital expenditures for new aircraft, related equipment and facilities. There can be no assurance that sufficient financing will be available for all aircraft and other capital expenditures.

  We are exposed to foreign currency exchange rate fluctuations.

        We conduct a significant portion of our operations in foreign locations. As a result, we have operating revenues and, to a lesser extent, operating expenses, as well as assets and liabilities, denominated in foreign currencies, principally the Japanese yen. Fluctuations in foreign currencies can significantly affect our operating performance and the value of our assets and liabilities located outside of the United States. From time to time, we use financial instruments to hedge our exposure to the Japanese yen. However, these hedging strategies may not always be effective.

Risks Related to the Notes

  The notes are unsecured and effectively subordinated to Northwest Airline Corporation's and Northwest Airlines, Inc.'s secured indebtedness.

        The notes and the Northwest Airlines, Inc. guarantee are senior unsecured obligations and rank equal in right of payment to all the existing and future unsecured and unsubordinated indebtedness of Northwest Airline Corporation and Northwest Airlines, Inc., respectively. However, the notes and the Northwest Airlines, Inc. guarantee are effectively subordinated to all existing and future secured debt of Northwest Airlines Corporation and Northwest Airlines, Inc., respectively, to the extent of the security on such other indebtedness and to all existing and future obligations of the other subsidiaries of Northwest Airlines Corporation and the subsidiaries of Northwest Airlines, Inc., respectively. As of December 31, 2003, there was $8.29 billion of total long-term debt and capital lease obligations, including current maturities, outstanding of Northwest Airlines Corporation and Northwest Airlines, Inc., of which $6.38 billion was secured by our assets.

        In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

  We may not have the financial resources to repurchase the notes upon the occurrence of a "fundamental change" or at the option of a holder.

        In the event of a "fundamental change" of Northwest Airlines Corporation under the indenture for the notes, we will have to offer to repurchase all outstanding notes at a purchase price equal to 100% of the accreted principal amount. In addition, holders may require us to repurchase their notes on November 15 of 2008, 2013 and 2018. It is possible that we will not have, nor have access to, sufficient funds at the time of any such repurchase request or "fundamental change" to make the required repurchase of the notes. In addition, agreements to which we are a party may restrict or prohibit such a payment and our current debt instruments may require us to pay such debt upon occurrence of a fundamental change. Further, some important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a fundamental change in control under the indenture. See "Description of Notes—Repurchase at Option of the Holder" and "—Redemption at Option of the Holder Upon a Fundamental Change."

  We cannot assure that an active trading market for the notes will be sustained.

        Except for PORTAL, there currently is no trading market for the notes and we do not intend to apply for listing of the notes on any securities exchange or other stock market. Although the initial purchaser of the notes has advised us that it intends to make a market in the notes, it is not obligated to do so. The initial purchaser could stop making a market in the notes at any time without notice. Accordingly, no market for the notes may develop, and any market that develops may not last.

  We do not expect to pay cash dividends in the foreseeable future.

        We have not declared or paid cash or other dividends on our common stock since 1989 and currently do not intend to do so. Under the provisions of some of our bank credit agreements, our ability to pay dividends on or repurchase our common stock is restricted. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law, and will depend upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

  Under fraudulent conveyance laws, a court could void obligations under the Northwest Airlines, Inc. guarantee.

        Under the federal bankruptcy laws and comparable provisions of state fraudulent conveyance laws, a court could void obligations under the Northwest Airlines, Inc. guarantee, subordinate those obligations to more junior obligations or require holders of the notes to repay any payments made pursuant to the guarantee, if an unpaid creditor or representative of creditors, such as a trustee in bankruptcy or Northwest Airlines, Inc. as a debtor-in-possession, claims that the guarantee constituted a fraudulent conveyance. For this claim to succeed, the claimant must generally show that:

  (1)
  fair consideration or reasonably equivalent value was not received in exchange for the guarantee; and

  (2)
  at the time the guarantee was issued, Northwest Airlines, Inc.:

  •
  was insolvent;

  •
  was rendered insolvent by reason of the guarantee;

  •
  was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay them as the debts matured.

        The measure of insolvency for these purposes will depend upon the law of the jurisdiction being applied. Generally, however, an obligor will be considered insolvent for these purposes if:

  •
  the sum of its debts, including contingent liabilities, was greater than the salable value of all of its assets at a fair valuation;

  •
  the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due

        Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including under the guarantee, if it determined that the transaction was made with intent to hinder, delay or defraud Northwest Airlines, Inc.'s creditors.

  Call spread option transaction.

        In conjunction with the issuance of the notes, we entered into a call spread option transaction with Citibank, N.A. ("Citibank"), an affiliate of Citigroup Global Markets Inc., the initial purchaser of the notes in the private offering, to limit exposure to potential dilution upon conversion of the notes. In connection with the call spread option transaction, Citibank may have taken positions in our common stock in secondary market transactions and entered into various derivative transactions, and may modify its hedge positions throughout the life of the call spread option transaction by purchasing and selling shares of our common stock, our other securities or other instruments they may wish to use in connection with such hedging. Depending on, among other things, future market conditions, the aggregate amount and the composition of these hedging arrangements are likely to vary over time. The effect, if any, of such arrangements and activities on the market price of our common stock or the notes cannot be ascertained at this time, but any of these activities could materially and adversely affect the value of our common stock and the value of the notes. See "Call Spread Option Transaction."

        For example, in connection with any repayment or call for redemption of the notes, Citibank may sell shares of our common stock to be in a position to settle the call spread option transaction. These sales could create downward pressure on the market price of our equity and equity-linked securities.

        The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part upon market conditions and cannot be ascertained at this time, but any of these activities could materially and adversely affect the value of our common stock and the value of the notes.

  Adjustments to the conversion rate on the notes may result in a taxable distribution to you.

        The conversion rate of the notes will be adjusted if we distribute cash with respect to shares of our common stock and in certain other circumstances. Under Section 305(c) of the Code (as defined below), an increase in the conversion rate as a result of our distribution of cash to common stockholders generally will result in a deemed distribution to you. Other adjustments in the conversion rate (or failures to make such adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any deemed distribution to you will be taxable as a dividend to the extent of our current or accumulated earnings and profits. If you are a non-U.S. holder (as defined below) of notes, any deemed distribution to you that is treated as a dividend will be subject to withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). See "Certain United States Federal Income Tax Considerations."

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the notes or the shares of common stock offered by this prospectus. The selling securityholders will receive all proceeds from the sale of the notes or the sale of the shares of common stock offered by this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratios of earnings to fixed charges of the company for the periods indicated:

	Fiscal Year Ended December 31,
	1999	2000	2001	2002	2003
	in millions
Ratio of earnings to fixed charges	1.64x	1.53x	—	—	1.27x
Deficiency of earnings to fixed charges	—	—	$690	$1,277	—

CALL SPREAD OPTION TRANSACTION

        Concurrently with the closing of the private offering of the notes in November 2003, we entered into a call spread option transaction with Citibank, N.A. (the "option seller"), an affiliate of Citigroup Global Markets Inc., the initial purchaser of the notes. We paid the option seller approximately $10.07 million in consideration of its sale of the call spread option transaction. The call spread option transaction has customary terms and is summarized below.

        The call spread option transaction is designed to limit exposure to potential dilution from conversion of the notes in the event that the market price per share of our common stock at the time of exercise is greater than the lower strike price of $22.90. Because the notional number of shares with respect to the upper strike price, $29.3355, is 120% of the number of shares underlying the notes, whereas the notional number of shares with respect to the lower strike price is equal to the number of shares underlying the notes, the extent to which the call spread option transaction limits exposure to potential dilution from conversion of the notes diminishes to the extent the price of our common stock rises above the upper strike price.

        In connection with this call spread option transaction, the option seller may have taken positions in our common stock in secondary market transactions and entered into various derivative transactions, and may modify its hedge positions throughout the life of the call spread option transaction by purchasing and selling shares of our common stock, our other securities or other instruments they may wish to use in connection with such hedging. Depending on, among other things, future market conditions, the aggregate amount and the composition of these hedging arrangements are likely to vary over time. The effect, if any, of such arrangements and activities on the market price of our common stock or the notes cannot be ascertained at this time, but any of these activities could materially and adversely affect the value of our common stock and the value of the notes.

        The number of shares subject to the call spread option transaction and both the lower strike price and upper strike price are subject to customary adjustments for transactions of this type. Moreover, there could be circumstances where the number of shares subject to the call spread option transaction, the lower strike price or the higher strike price are adjusted and the conversion price of the notes is not adjusted.

        The term of the call spread option transaction is shorter than the term of the notes, and consequently does not further limit exposure to potential dilution with respect to conversions occurring after the expiration of the call spread option transaction.

        The call spread option transaction is a contract entered into by us with the option seller, and is not part of the terms of the notes and does not affect the holders' rights under the notes. As a holder of the notes, you do not have any rights with respect to the call spread option transaction.

PRICE RANGE OF OUR COMMON STOCK

        Our common stock is quoted on the Nasdaq National Market under the symbol "NWAC." The table below shows the high and low sales prices for our common stock for the period indicated below:

	High	Low
Fiscal 2001
First Quarter	$33.06	$19.00
Second Quarter	27.75	20.50
Third Quarter	27.63	9.04
Fourth Quarter	18.71	11.25
Fiscal 2002
First Quarter	$20.92	13.56
Second Quarter	20.69	10.66
Third Quarter	12.24	6.33
Fourth Quarter	8.87	4.71
Fiscal 2003
First Quarter	$8.67	5.05
Second Quarter	11.80	6.30
Third Quarter	11.37	7.70
Fourth Quarter	15.21	9.56
Fiscal 2004
First Quarter	$14.33	8.30
Second Quarter (through April 28, 2004)	11.42	9.80

        On April 28, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $9.87 per share. As of January 30, 2004, there were 3,648 stockholders of record of our common stock.

DIVIDEND POLICY

        Since 1989, we have not declared or paid any dividends on our common stock and do not currently intend to do so. Under the provisions of certain of our bank credit agreements, our ability to pay dividends on or repurchase our common stock is restricted. Any future determination to pay cash dividends will be at the discretion of our Board of Directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our Board of Directors. Any declaration and payment of cash dividends on our common stock will result in an adjustment of the conversion rate for the notes. See "Description of Notes—Conversion Rights."

DESCRIPTION OF NOTES

        The notes were issued under an indenture, dated as of November 4, 2003, among us, as issuer, Northwest Airlines, Inc., as guarantor, and U.S. Bank National Association, as trustee. The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. The following description does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the indenture, the notes and the registration rights agreement, which we urge you to read because they, and not this description, define your rights as a note holder. Copies of the indenture, the notes and the registration rights agreement are available upon request. As used in this description of notes, the words "we," "us," "our" or "Northwest Airlines Corporation" refer only to Northwest Airlines Corporation and do not include any current or future subsidiary of Northwest Airlines Corporation, and references to "Northwest Airlines, Inc." refer only to Northwest Airlines, Inc. and do not include any current or future subsidiary of Northwest Airlines, Inc.

General

        The notes are limited to $225,000,000 aggregate original principal amount. The notes will mature on November 15, 2023. The original principal amount, and the issue price, of each note is $1,000. The notes will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

        The notes bear cash interest at the rate of 7.625% per year on the original principal amount from November 4, 2003, or from the most recent date to which interest has been paid or provided for, until November 15, 2008. During such period, cash interest will be payable semiannually in arrears on May 15 and November 15, commencing on May 15, 2004, to holders of record at the close of business on the May 1 and November 1 immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued through the day before the applicable interest payment date (or purchase, redemption or, in certain circumstances, conversion date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. The interest rate will be calculated using a 360-day year composed of twelve 30-day months.

        Beginning November 15, 2008, the notes will cease bearing cash interest. Instead, from such date the original principal amount of each note will commence increasing daily by the rate of 7.625% per year to produce the accreted principal amount. The accreted principal amount will compound semiannually, not daily. On the maturity date of the notes, a holder will receive $3,072.48 for each $1,000 original principal amount of notes, which is the fully accreted principal amount of a note on such date. The yield will be 7.625% per year, computed on a semiannual bond equivalent basis and calculated from November 15, 2008. The yield will be calculated using a 360-day year composed of twelve 30-day months.

        Because cash interest is not payable throughout the term of the notes, the notes were considered issued with original issue discount for U.S. federal income tax purposes. Accordingly, U.S. holders (as defined herein) generally will be required to include such original issue discount (as reduced by payments of cash interest) in their gross income for U.S. federal income tax purposes on a constant yield to maturity basis, regardless of their regular method of tax accounting. See "Certain United States Federal Income Tax Considerations."

        Maturity, conversion, repurchase by us at the option of a holder or redemption of a note at our option will cause the yield and cash interest, if any, to cease to accrue on such note. We may not reissue a note that has matured or been converted, repurchased by us at your option, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

        Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

        The indenture does not limit the amount of other indebtedness or securities that may be issued by us or any of our subsidiaries. The indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of senior debt or the issuance or repurchase of our securities (other than the notes). The indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a highly leveraged transaction or a change in control except to the extent described under "Redemption at Option of the Holder Upon a Fundamental Change."

Methods of Receiving Payments on the Notes

        Each installment of semiannual interest on any note shall be paid in same-day funds by transfer to an account maintained by the payee located inside the United States, if the trustee shall have received proper wire transfer instructions from such payee not later than the related regular date or accrual date, as the case may be, or, if no such instructions have been received, by check drawn on a bank in New York City mailed to the payee at its address set forth on the registrar's books.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar.

Ranking of the Notes

        The notes and the note guarantee are senior unsecured obligations and rank equal in right of payment to all of the existing and future unsecured and unsubordinated indebtedness of Northwest Airlines Corporation and Northwest Airlines, Inc., respectively. However, the notes and the note guarantee are effectively subordinated to all existing and future secured debt of Northwest Airlines Corporation and Northwest Airlines, Inc., respectively, to the extent of the collateral securing such secured obligation and to all existing and future liabilities of our subsidiaries (other than Northwest Airlines, Inc.) and the subsidiaries of Northwest Airlines, Inc., respectively. As of December 31, 2003, there was $8.29 billion of total long-term debt and capital lease obligations, including current maturities, outstanding of Northwest Airlines Corporation and Northwest Airlines, Inc., of which

$6.38 billion was secured by our assets. See "Risk Factors—The notes are unsecured and effectively subordinated to our and Northwest Airlines, Inc.'s secured indebtedness."

Note Guarantee

        Northwest Airlines, Inc. has unconditionally guaranteed, on an unsecured basis, the performance and full and punctual payment when due, whether at stated maturity or otherwise, of all our obligations under the indenture (including obligations to the trustee) and the notes, whether for payment of principal of or interest on or any additional amounts in respect of the notes, expenses, indemnification or otherwise. Northwest Airlines, Inc. agreed to pay, in addition to the amount stated above, any and all costs and expense incurred by the trustee or the holders in enforcing their rights under the note guarantee. The note guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by Northwest Airlines, Inc. without rendering the note guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Conversion Rights

        Holders may convert all or a portion of their notes, in multiples of $1,000 original principal amount, into common stock only if at least one of the conditions described below is satisfied. In addition, a holder may convert a note until the close of business on the second business day prior to the redemption date if we call a note for redemption. A note for which a holder has delivered a repurchase notice or a notice requiring us to redeem such note upon a fundamental change may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

        The initial conversion rate is 43.6681 shares of common stock per $1,000 original principal amount of each note, subject to adjustment upon the occurrence of the events described below. A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the closing sale price of our common stock on the trading day immediately preceding the conversion date. Upon a conversion, we will have the option to deliver cash or a combination of cash and shares of our common stock as described below. The ability to surrender notes for conversion will expire at the close of business on November 15, 2023.

        To exercise its conversion right, a holder must:

  •
  complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

  •
  surrender the note to the conversion agent;

  •
  if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

  •
  if required, pay all transfer or similar taxes.

        On conversion of a note, a holder will not receive any cash payment of interest representing the increases in the accreted principal amount or, except as described below, accrued cash interest. Delivery to the holder of the full number of shares of common stock (or, at our option, cash in lieu thereof) into which $1,000 original principal amount of the note is convertible, together with any cash payment of such holder's fractional shares, will be deemed:

  •
  to satisfy our obligation to pay the original principal amount of the note; and

  •
  to satisfy our obligation to pay increases in the accreted principal amount and, except as described below, accrued cash interest attributable to the period from the issue date through the conversion date.

        As a result, the increases in the accreted principal amount and, except as described below, accrued cash interest will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued cash interest, if any, will be payable upon any conversion of notes made concurrently with or after acceleration of the notes following an event of default described under "—Events of Default and Acceleration" below. Prior to November 15, 2008, holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on such regular record date. Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the next interest payment date, except for notes to be redeemed within this period or on the next interest payment date beginning on November 15, 2008 and thereafter, must be accompanied by payment of an amount equal to the interest that the holder is to receive on the original principal amount of notes so converted.

        In lieu of delivery of shares of our common stock upon notice of conversion of any notes, we may elect to pay holders surrendering notes an amount in cash per $1,000 original principal amount per note equal to the average sale price of our common stock for the 10 consecutive trading days immediately following either (a) the date of our notice of our election to deliver cash as described below if we have not given notice of redemption, or (b) the conversion date, in the case of conversion following our notice of redemption specifying that we intend to deliver cash upon conversion, in either case multiplied by the conversion rate in effect on that date. We will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of our common stock or to pay cash in lieu of delivery of the shares, unless we have already informed holders of our election in connection with our optional redemption of the notes as described under "—Redemption of Notes at Our Option." If we elect to deliver all of such payment in shares of our common stock, the shares will be delivered through the conversion agent no later than the fifth business day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of our common stock, will be made to holders surrendering notes no later than the tenth business day following the applicable conversion date. If an event of default, as described under "—Events of Default and Acceleration" below (other than a default in a cash payment upon conversion of the notes), has occurred and is continuing, the indenture will not permit us to pay cash upon conversion of any notes or portion of a note (other than cash for fractional shares).

        For a discussion of the tax treatment of a holder receiving shares of our common stock or cash upon surrendering notes for conversion, see "Certain United States Federal Income Tax Considerations—Consequences to U.S. Holders,—Exchange of Notes into Common Stock, Cash or a Combination Thereof."

        The conversion rate will not be adjusted for increases in the accreted principal amount or accrued cash interest or for interest payable upon the occurrence of a tax event. We will, however, adjust the conversion rate for:

  (1)
  dividends or distributions on our common stock payable in our common stock or other capital stock of Northwest Airlines Corporation;

  (2)
  subdivisions, combinations or certain reclassifications of our common stock;

  (3)
  distributions to all holders of our common stock of certain rights to purchase our common stock for a period expiring within 60 days of such distribution at less than the then current sale price;

  (4)
  distributions to the holders of our common stock of a portion of our assets (including cash and shares of capital stock of a subsidiary) or debt or other securities issued by us or certain rights to purchase our securities; provided, however, that if we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted; and

  (5)
  a tender offer or exchange offer by us or one of our subsidiaries for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

        However, no adjustment to the conversion rate need be made if holders of the notes may participate in the transaction without conversion or in certain other cases.

        In the event that we elect to make a distribution to all holders of shares of our common stock pursuant to clause (3) or clause (4) of the second preceding paragraph, which, in the case of clause (4), has a per share value equal to more than 15% of the closing sale price of our shares of common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of notes at least 20 days prior to the date for such distribution and, upon the giving of such notice, the notes may be surrendered for conversion at any time until the close of business on the business day prior to the date of distribution or until we announce that such distribution will not take place.

        The indenture permits us to increase the conversion rate from time to time.

        Holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend upon:

  •
  a taxable distribution to holders of common stock which results in an adjustment of the conversion rate;

  •
  an increase in the conversion rate at our discretion; or

  •
  failure to adjust the conversion rate in some instances.

        See "Certain United States Federal Income Tax Considerations—Consequences to U.S. Holders,—Constructive Dividend."

        If we are a party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a note into common stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of Northwest Airlines Corporation or another person which the holder would have received if the holder had converted the holder's note immediately prior to the transaction. However, if such transaction constitutes a "fundamental change," as defined below, the notes will cease to be convertible after the fifteenth day following the actual effective date of the transaction giving rise to such fundamental change.

        The conversion agent will, on our behalf, determine if the notes are convertible and notify the trustee and us accordingly. If one or more of the conditions to the conversion of the notes has been satisfied, we will promptly notify the holders of the notes thereof and use our reasonable best efforts to post this information on our website or otherwise publicly disclose this information.

        A "trading day" is any day on which the New York Stock Exchange is open for trading or, if the applicable security is quoted on the Nasdaq National Market, a day on which trades may be made on such market or, if the applicable security is not so listed, admitted for trading or quoted, any business day.

        Conversion Based on Common Stock Price.    Holders may surrender notes for conversion in any fiscal quarter commencing after December 31, 2003 if the sale price of our common stock (as defined below) for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is more than 120% of the accreted conversion price (as defined below) per share of common stock on the last day of such preceding fiscal quarter. If the foregoing condition is satisfied, then the notes will be convertible at any time thereafter at the option of the holder, through maturity. Upon a conversion, we will have the right to deliver cash or a combination of cash and common stock, as described above.

        The accreted conversion price per share as of any day will equal the accreted principal amount of a note on that day, divided by the number of shares of common stock issuable upon conversion of such note on that day. The sale price of our common stock on any trading day means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the principal national securities exchange on which the common stock is listed or, if our common stock is not listed on a national securities exchange, as reported by the Nasdaq system or otherwise as provided in the indenture.

        For example, the accreted conversion price of a note at the initial issue date will be $22.90 per share ($1,000 ÷ 43.6681); and the accreted conversion price of a note that has an accreted principal amount of $1,100 will be $25.19 per share ($1,100 ÷ 43.6681).

        Until November 15, 2008, the accreted principal amount of a note will be equal to the original principal amount of $1,000. During this period the conversion trigger price per share of our common stock will be $27.48. This conversion trigger price reflects the accreted conversion price per share of common stock multiplied by 120% and assumes that no events have occurred that would require an adjustment to the conversion rate.

        Beginning November 15, 2008, the accreted principal amount of a note will be equal to the original principal amount of $1,000 increased daily by the rate of 7.625% per year. The following table sets forth the conversion trigger prices for each quarterly period from January 1, 2004 until November 15, 2023, the maturity date of the notes, and assumes that no events have occurred that would require an adjustment to the conversion rate. The accreted conversion price and the conversion trigger price for each quarter indicated in the following table are calculated as of the last day of the preceding quarter, and would determine whether the notes are convertible in such quarter and thereafter.

ACCRETED CONVERSION PRICES AND CONVERSION TRIGGER PRICES

Quarter	Accreted Conversion Price	Conversion Trigger Price
First Quarter 2004 through Fourth Quarter 2008	$22.90	$27.48
2009
First Quarter	$23.12	$27.74
Second Quarter	$23.56	$28.27
Third Quarter	$24.00	$28.80
Fourth Quarter	$24.45	$29.34
2010
First Quarter	$24.92	$29.90
Second Quarter	$25.39	$30.46
Third Quarter	$25.86	$31.03
Fourth Quarter	$26.35	$31.62
2011
First Quarter	$26.85	$32.22
Second Quarter	$27.36	$32.83
Third Quarter	$27.87	$33.44
Fourth Quarter	$28.40	$34.08
2012
First Quarter	$28.94	$34.73
Second Quarter	$29.49	$35.38
Third Quarter	$30.04	$36.04
Fourth Quarter	$30.60	$36.72
2013
First Quarter	$31.19	$37.43
Second Quarter	$31.78	$38.13
Third Quarter	$32.37	$38.84
Fourth Quarter	$32.98	$39.58
2014
First Quarter	$33.61	$40.33
Second Quarter	$34.25	$41.10
Third Quarter	$34.89	$41.86
Fourth Quarter	$35.54	$42.65
2015
First Quarter	$36.22	$43.47
Second Quarter	$36.91	$44.29
Third Quarter	$37.60	$45.12
Fourth Quarter	$38.31	$45.97
2016
First Quarter	$39.04	$46.85
Second Quarter	$39.77	$47.73
Third Quarter	$40.52	$48.62
Fourth Quarter	$41.28	$49.54
2017
First Quarter	$42.07	$50.49
Second Quarter	$42.87	$51.44
Third Quarter	$43.67	$52.40
Fourth Quarter	$44.49	$53.39

2018
First Quarter	$45.34	$54.41
Second Quarter	$46.20	$55.44
Third Quarter	$47.06	$56.47
Fourth Quarter	$47.95	$57.54
2019
First Quarter	$48.86	$58.64
Second Quarter	$49.79	$59.74
Third Quarter	$50.72	$60.86
Fourth Quarter	$51.67	$62.01
2020
First Quarter	$52.66	$63.19
Second Quarter	$53.65	$64.39
Third Quarter	$54.66	$65.59
Fourth Quarter	$55.69	$66.83
2021
First Quarter	$56.75	$68.10
Second Quarter	$57.82	$69.39
Third Quarter	$58.90	$70.68
Fourth Quarter	$60.02	$72.02
2022
First Quarter	$61.16	$73.39
Second Quarter	$62.32	$74.78
Third Quarter	$63.48	$76.18
Fourth Quarter	$64.68	$77.61
2023
First Quarter	$65.91	$79.10
Second Quarter	$67.16	$80.59
Third Quarter	$68.41	$82.10
Fourth Quarter	$69.70	$83.65

        Conversion Based on Trading Price of Notes.    Holders may also surrender notes for conversion prior to maturity during the five business day period after any five consecutive trading day period in which the "trading price" per $1,000 original principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 original principal amount of notes.

        If on the date of any conversion pursuant to the trading price condition, the closing sale price of our common stock is greater than 100% but less than 120% of the accreted conversion price, then holders will receive, in lieu of common stock based on the accreted conversion price, cash or common stock or a combination of cash and common stock, at our option, with a value equal to the principal amount of such notes, plus accrued and unpaid interest, if any, or, if the conversion occurs after November 15, 2008, the accreted principal amount of such notes, as of the conversion date ("Principal Value Conversion"). We will notify holders that surrender their notes for conversion, if it is a Principal Value Conversion, by the second trading day following the date of conversion, whether we will pay them all or a portion of the principal amount of such notes, plus accrued and unpaid interest, if any, or, if the conversion occurs after November 15, 2008, the accreted principal amount of such notes, in cash, common stock or a combination of cash and common stock, and in what percentage. Any common stock delivered upon a Principal Value Conversion will be valued at the greater of the accreted conversion price on the conversion date and the applicable stock price as of the conversion date.

        We will pay such holders any portion of the principal amount of such notes, plus accrued and unpaid interest, if any, or, if the conversion occurs after November 15, 2008, the accreted principal amount of such notes, to be paid in cash and deliver common stock with respect to any portion of the principal amount of such notes, plus accrued and unpaid interest, if any, or the accreted principal amount to be paid in common stock no later than the third business day following the determination of the applicable stock price.

        The "applicable stock price" means, in respect of a date of determination, the average of the closing sale price per share of common stock over the five-trading day period starting the third trading day following such date of determination.

        The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5 million original principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5 million original principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 original principal amount of notes will be deemed to be less than 98% of the product of the "closing sale price" of our common stock and the number of shares issuable upon conversion of $1,000 original principal amount of the notes.

        In connection with any conversion upon satisfaction of the above trading pricing condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of the notes provides us with reasonable evidence that the trading price per $1,000 original principal amount of notes would be less than 98% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 original principal amount of the notes. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 original principal amount of the notes is greater than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 original principal amount of the notes.

        Conversion Based on Redemption. A holder may surrender for conversion a note called for redemption at any time prior to the close of business on the second business day immediately preceding the redemption date, even if it is not otherwise convertible at such time. A note for which a holder has delivered a repurchase notice or a notice requiring us to redeem such note upon a fundamental change, as described below, may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

        Conversion Upon Occurrence of Certain Corporate Transactions.    If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, a note may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction, and at the effective date, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of securities, cash or other assets of Northwest Airlines Corporation or another person which the holder would have received if the holder had converted the holder's notes into shares of our common stock immediately prior to the transaction. If such transaction also constitutes a fundamental change of Northwest Airlines Corporation, the holder will be able to require us to purchase all or a portion of such holder's notes as described under "—Redemption at Option of the Holder Upon a Fundamental Change."

        The notes will also be convertible upon the occurrence of certain distributions resulting in an adjustment to the conversion price as described above.

Redemption of Notes at Our Option

        No sinking fund is provided for the notes. Prior to November 15, 2006, we cannot redeem the notes at our option. Beginning on November 15, 2006, we may redeem the notes for cash, as a whole at any time or from time to time in part. We will give not less than 30 days' or more than 60 days' notice of redemption by mail to holders of notes.

        If redeemed at our option, the notes will be redeemed at a redemption price equal to 100% of the accreted principal amount, plus accrued and unpaid interest, if any. The table below shows the redemption prices of a note on November 15, 2006, on each November 15 thereafter prior to maturity and at maturity on November 15, 2023 (assuming there is no accrued and unpaid interest). In addition, the redemption price of a note that is redeemed between the dates listed below would include an additional amount reflecting the additional principal amount that has accreted on such note since the immediately preceding date in the table below.

Redemption Date November 15:	(1) Note Issue Price	(2) Accreted Principal Amount	(3) Redemption Price (1) + (2)
2006	$1,000.00	$0.00	$1,000.00
2007	$1,000.00	$0.00	$1,000.00
2008	$1,000.00	$0.00	$1,000.00
2009	$1,000.00	$77.70	$1,077.70
2010	$1,000.00	$161.44	$1,161.44
2011	$1,000.00	$251.69	$1,251.69
2012	$1,000.00	$348.95	$1,348.95
2013	$1,000.00	$453.77	$1,453.77
2014	$1,000.00	$566.74	$1,566.74
2015	$1,000.00	$688.48	$1,688.48
2016	$1,000.00	$819.68	$1,819.68
2017	$1,000.00	$961.07	$1,961.07
2018	$1,000.00	$1,113.45	$2,113.45
2019	$1,000.00	$1,277.68	$2,277.68
2020	$1,000.00	$1,454.66	$2,454.66
2021	$1,000.00	$1,645.40	$2,645.40
2022	$1,000.00	$1,850.95	$2,850.95
At stated maturity	$1,000.00	$2,072.48	$3,072.48

        If we convert the notes to semiannual coupon notes following the occurrence of a tax event, the notes will be redeemable at the restated principal amount plus accrued and unpaid interest from the date of the conversion through the redemption date. However, in no event may the notes be redeemed prior to November 15, 2006. For more information on this optional conversion, see "Optional Conversion to Semiannual Coupon Notes upon Tax Event."

        If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in original principal amounts of $1,000 or integral multiples of $1,000 original principal amount. In this case, the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion will be deemed to be the portion selected for redemption.

Repurchase at Option of the Holder

        Holders have the right to require us to repurchase the notes on November 15 of 2008, 2013 and 2018. We will be required to repurchase any outstanding note for which a holder delivers a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 25 business days prior to the repurchase date until the close of business on the third business day prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

        The repurchase price payable for a note will be equal to 100% of the accreted principal amount plus accrued and unpaid interest, if any, on such notes to, but excluding, the repurchase date. Beginning November 15, 2008, the accreted principal amount of a note will be equal to the original principal amount of $1,000 increased daily by the rate of 7.625% per year. See "—Redemption of Notes at Our Option." We may, at our option, elect to pay the repurchase price in cash, in shares of our common stock or in any combination of the two. We may in the future without noteholders' consent amend the indenture to eliminate our ability to pay the repurchase price for the notes in common stock on any repurchase date after the date of that amendment. For a discussion of the tax treatment of note holders receiving cash, shares of our common stock or both, see "Certain United States Federal Income Tax Considerations—Consequences to U.S. Holders—Exchange of Notes into Common Stock, Cash or a Combination Thereof."

        If we elect to pay the repurchase price, in whole or in part, in shares of our common stock, the number of shares to be delivered in exchange for the portion of the repurchase price to be paid in our common stock will be equal to that portion of the repurchase price divided by 97.5% of the average closing sale price of our common stock for the five trading days ending on the third business day prior to the applicable repurchase date (appropriately adjusted to take into account the occurrence of certain events that would result in an adjustment of the conversion rate with respect to our common stock). We will not, however, deliver fractional shares in repurchases using shares of our common stock as consideration. Note holders who would otherwise be entitled to receive fractional shares will instead receive cash in an amount equal to the market price of a share of our common stock multiplied by such fraction.

        Because the market price of our common stock will be determined prior to the applicable repurchase date, note holders bear the market risk that our common stock will decline in value between the date the market price is calculated and the repurchase date.

        Holders' right to require us to repurchase notes is exercisable by delivering a written repurchase notice to the paying agent within 25 business days of the repurchase date. The paying agent initially will be the trustee.

        The repurchase notice must state:

  (1)
  if certificated notes have been issued, the note certificate numbers (or, if a holder's notes are not certificated, such holder's repurchase notice must comply with appropriate DTC procedures);

  (2)
  the portion of the original principal amount of notes to be repurchased, which must be in $1,000 multiples; and

  (3)
  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

        Holders may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business of the repurchase date. The withdrawal notice must state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if a holder's notes are not certificated, such holder's withdrawal notice must comply with appropriate DTC procedures); and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        We must give notice of an upcoming repurchase date to all note holders not less than 20 business days prior to the repurchase date at their address shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things:

  •
  whether we will pay the repurchase price of the notes in cash, shares of our common stock, or both (in which case the relative percentages will be specified);

  •
  if we elect to pay all or a portion of the repurchase price in shares of our common stock, the method by which we are required to calculate market price of the common stock; and

  •
  the procedures that holders must follow to require us to repurchase their notes.

        Our right to repurchase notes, in whole or in part, with shares of our common stock is subject to various conditions, including:

  •
  registration of the shares of our common stock to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

  •
  qualification or registration of the shares of our common stock to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

  •
  listing of our common stock on a United States national securities exchange or quoted on an inter-dealer quotation system of any registered United States national securities association.

        If these conditions are not satisfied by a repurchase date, we will pay the repurchase price of the notes to be repurchased entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the note holders the required notice, except as described in the preceding sentence.

        Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the repurchase date, then, on and after the date:

  •
  the note will cease to be outstanding;

  •
  interest will cease to accrue; and

  •
  all other rights of the holder will terminate.

        This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent, and all other rights of the note holder will terminate, other than the right to receive the repurchase price upon delivery of the note.

        Our ability to repurchase notes with cash may be limited by the terms of our then-existing borrowing agreements. Even though we become obligated to repurchase any outstanding note on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date.

See "Risk Factors—We may not have the financial resources to repurchase the notes upon the occurrence of a `fundamental change' or at the option of a holder."

        We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable in connection with any offer by us to repurchase the notes.

Redemption at Option of the Holder Upon a Fundamental Change

        If a fundamental change of Northwest Airlines Corporation occurs at any time prior to the maturity of the notes, holders may require us to redeem their notes for cash, in whole or in part, on a repurchase date set by us that is 30 days after the date of our notice of the fundamental change. The notes will be redeemable in integral multiples of $1,000 original principal amount.

        We will redeem the notes at a price equal to 100% of the accreted principal amount to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. Beginning November 15, 2008, the accreted principal amount of a note will be equal to the original principal amount of $1,000 increased daily by the rate of 7.625% per year. If the repurchase date is an interest payment date, we will pay interest to the record holder on the relevant record date.

        We will mail to all record holders a notice of a fundamental change within 10 days after it has occurred. We are also required to deliver to the trustee a copy of the fundamental change notice. The notice must describe the fundamental change, your right to elect repurchase of notes and the repurchase date. If a holder elects to redeem notes, such holder must deliver to us or our designated agent, on or before the 30th day after the date of our fundamental change notice, a redemption notice and any notes to be redeemed, duly endorsed for transfer. We will promptly pay the redemption price for notes surrendered for redemption following the repurchase date.

        A "fundamental change" is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock that:

  •
  is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

  •
  is approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

        We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

        These fundamental change redemption rights could discourage a potential acquiror. However, this fundamental change redemption feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "fundamental change" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to redeem the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        We may be unable to redeem the notes in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all tendered notes. In addition, any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting redemption of the notes under certain circumstances, or expressly prohibit our repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing or redeeming notes, we could seek the consent of our lenders to redeem the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase or redeem the notes. Our failure to redeem tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Merger and Sales of Assets by Northwest Airlines Corporation

        The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

  •
  we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  the successor person assumes all of our obligations under the notes and the indenture; and

  •
  after giving effect to such transaction, there is no event of default and no event which, after notice or passage of time or both, would become an event of default.

        When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Events of Default and Acceleration

        The following are events of default under the indenture:

  •
  default in the payment of the original principal amount, accreted principal amount (including, if the notes have been converted to semiannual coupon notes following a tax event, the restated principal amount), redemption price, repurchase price, or fundamental change redemption price due with respect to the notes, when the same become due and payable;

  •
  default in payment of any interest under the notes, which default continues for 30 days;

  •
  our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate original principal amount of the notes, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

  •
  the note guarantee ceases to be in full force and effect or is declared null and void or Northwest Airlines Inc. denies that it has any further liability under the note guarantee, or gives notice to such effect (other than by reason of the termination of the indenture or the release of the note guarantee in accordance with the applicable supplemental indenture), and such condition shall have continued for a period of 30 days after written notice of such failure requiring the guarantor or us to remedy the same shall have been given to us by the trustee or to us and the trustee by the holders of 25% in aggregate original principal amount of the notes outstanding; or

  •
  certain events of bankruptcy, insolvency or reorganization affecting us or any of our subsidiaries.

        If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate original principal amount of the notes then outstanding may declare the accreted principal amount of the notes accrued through the date of such declaration, and any accrued and unpaid cash interest (or, if the notes have been converted to semiannual coupon notes following a tax event, the restated principal amount, plus accrued and unpaid interest) through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the accreted principal amount of the notes, together with any accrued cash interest (or, if the notes have been converted to semiannual coupon notes following a tax event, the restated principal amount, plus accrued and unpaid interest) through the occurrence of such event shall automatically become and be immediately due and payable.

Optional Conversion to Semiannual Coupon Notes upon Tax Event

        From and after the date of the occurrence of a tax event (as defined below) following November 15, 2008, we will have the option to elect, in lieu of having the principal amount of the notes accrete, to have interest accrue and be paid in cash at the rate of 7.625% per year on a restated principal amount per note equal to the accreted principal amount on such note on the date on which we exercise such option.

        Such interest shall be payable semiannually on the interest payment dates of May 15 and November 15 of each year to holders of record at the close of business on the May 1 and November 1 immediately preceding the interest payment date. Interest will accrue from the most recent date to which interest, if applicable, has been paid or provided for or from the option exercise date, whichever is later. In the event that we exercise our option to pay interest in lieu of accreted principal amount, the redemption price, repurchase price and fundamental change redemption price will be adjusted. However, there will be no change in the holder's conversion rights.

        A "tax event" means that we shall have received an opinion from independent tax counsel experienced in such matters to the effect that as a result of:

  •
  any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein; or

  •
  any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority,

in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of this prospectus, there is more than an insubstantial risk that accruals of accreted principal amount payable on the notes either:

  •
  would not be deductible on a current accrual basis; or

  •
  would not be deductible under any other method,

in either case in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for U.S. federal income tax purposes.

        If any legislative proposal were ever enacted and made applicable to the notes in a manner that would limit our ability to either:

  •
  deduct the interest, including the accruals of accreted principal amount, payable on the notes on a current accrual basis; or

  •
  deduct the interest, including the accruals of accreted principal amount, payable on the notes under any other method for U.S. federal income tax purposes,

such enactment would result in a tax event and the terms of the notes would be subject to modification at our option as described above.

        The modification of the terms of notes by us upon a tax event as described above could possibly alter the timing of income recognition by holders of the notes with respect to the semiannual payments of interest due on the notes after the date on which we exercise our option to pay interest in lieu of accreted principal amount on the notes.

Modification and Amendment

        The trustee and we may modify or amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate original principal amount of the notes then outstanding. However, the consent of the holders of each outstanding note would be required to:

  •
  alter the manner of calculation or rate of accretion of principal amount or interest on any note or change the time of payment;

  •
  make any note payable in money or securities other than that stated in the note;

  •
  change the stated maturity of any note;

  •
  reduce the original principal amount, accreted principal amount, restated principal amount, redemption price, repurchase price or fundamental change redemption price with respect to any note;

  •
  make any change that adversely affects the rights of a holder to convert any note;

  •
  make any change that adversely affects the right to require us to purchase a note;

  •
  impair the right to institute suit for the enforcement of any payment with respect to the notes or with respect to conversion of the notes;

  •
  change the provisions in the indenture that relate to modifying or amending the indenture; and

  •
  release Northwest Airlines, Inc. from any of its obligations under the note guarantee other than in accordance with the terms of the indenture.

        Without the consent of any holder of notes, the trustee and we may enter into supplemental indentures for any of the following purposes:

  •
  to evidence a successor to us or Northwest Airlines Inc. and the assumption by that successor of our or Northwest Airlines Inc.'s, as the case may be, obligations under the indenture, the notes or the guarantee, as applicable;

  •
  to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us (including, without limitation, our right to pay any part of the repurchase price of the notes with shares of our common stock as provided for by the indenture existing on any repurchase date after the date of such amendment);

  •
  in exchange for holders agreeing to waive their right to require us to purchase all or a portion of their notes on a specified date, to add additional dates on which holders may require us to purchase all or a portion of their notes and to pay such holders additional cash payments in connection therewith;

  •
  to secure our obligations in respect of the notes;

  •
  to make any change to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act, or as necessary in connection with the registration of the notes and the shares of common stock issuable upon conversion of the notes under the Securities Act;

  •
  to cure any ambiguity or inconsistency in the indenture; or

  •
  to make any change that does not adversely affect the rights of any holder of the notes.

        The holders of a majority in original principal amount of the outstanding notes may, on behalf of all the holders of all notes:

  •
  waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and

  •
  waive any past default under the indenture and its consequences, except a default in the payment of the accreted principal amount, restated principal amount, accrued and unpaid interest, redemption price, repurchase price or fundamental change redemption price or obligation to deliver common stock upon conversion with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indenture

        We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or any redemption date, or any repurchase date, or a fundamental change purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes

        U.S. Bank National Association, as calculation agent, is responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the market prices of our common stock. The trustee will make all these calculations in good faith and, absent manifest error, its calculations will be final and binding on holders of notes. The trustee will provide us with a schedule of its calculations, and the trustee is entitled to rely upon the accuracy of its calculations without independent verification.

Limitations of Claims in Bankruptcy

        If a bankruptcy proceeding is commenced in respect of ourselves or Northwest Airlines, Inc., the claim of a holder of a note is, under Title 11 of the United States Code, limited to the accreted principal amount, together with any accrued and unpaid cash interest, on such note as of the date of the commencement of the proceeding.

Governing Law

        The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

        U.S. Bank National Association is the trustee, registrar, paying agent, conversion agent and calculation agent under the indenture for the notes.

Book-Entry System

        The notes are issued in the form of global securities held in book-entry form. DTC or its nominee is the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interests in the notes represented by the global securities hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities are shown on, and may only be transferred through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the notes, in accordance with the procedures and practices of DTC. Beneficial owners are not considered to be holders and are not entitled to any rights under the global securities or the indenture. We and the trustee, and any of our or their respective agents, may treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

        Notes represented by a global security will be exchangeable for certificated securities with the same terms only if:

  •
  DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; or

  •
  we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary);

        DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives, own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Registration Rights

        We and Northwest Airlines, Inc. entered into a registration rights agreement with the initial purchaser pursuant to which we and Northwest Airlines, Inc. agreed to, at our expense, for the benefit of the holders, file with the SEC a shelf registration statement covering resale of the notes and the shares of common stock issued upon conversion of the notes within 120 days after the first date of original issuance of the notes. We and Northwest Airlines, Inc. will use our reasonable best efforts to cause the shelf registration statement to become effective within 180 days of such first date of original issuance, and to keep a shelf registration statement effective until the earlier of (i) the sale pursuant to Rule 144 under the Securities Act or a shelf registration statement of all the securities registered thereunder and (ii) the expiration of the holding period applicable to such securities held by persons that are not affiliates of Northwest Airlines Corporation or Northwest Airlines, Inc. under Rule 144(k) under the Securities Act or any successor provision, subject to certain permitted exceptions. We and Northwest Airlines, Inc. are permitted to suspend the use of a prospectus that is part of a shelf registration statement under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed 30 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. We and Northwest Airlines, Inc. have agreed to pay predetermined additional amounts as described herein ("additional amounts") to holders of the notes and holders of shares of common stock issuable upon conversion of the notes if a shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for the periods in excess of those permitted above. Such additional amounts shall accrue until such failure to file or become effective or unavailability is cured, (i) in respect of any notes, at a rate per year equal to

0.25% for the first 90 day period after the occurrence of such event and 0.5% thereafter of the applicable principal amount (as defined below) thereof and, (ii) in respect of any shares of common stock issued upon conversion at a rate per year equal to 0.25% for the first 90 day period and 0.5% thereafter of the then applicable conversion price (as defined below). So long as the failure to file or become effective or unavailability continues, we or Northwest Airlines, Inc. will pay additional amounts in cash on May 15 and November 15 of each year to the holders of record of the notes or shares of common stock on the immediately preceding May 1 and November 1. When such registration default is cured, accrued and unpaid additional amounts will be paid in cash to the record holder as of the date of such cure.

        A holder who sells notes and shares of common stock issued upon conversion of the notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers and be bound by certain provisions of the registration rights agreement that are applicable to such holder, including certain indemnification provisions. We or Northwest Airlines, Inc. will pay all expenses of a shelf registration statement, provide to each registered holder copies of such prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the notes and the shares of common stock issued upon conversion of the notes.

        The term "applicable principal amount" means, as of any date of determination, with respect to each $1,000 original principal amount of notes, the accreted principal amount with respect to such notes through such date of determination, or if the notes have been converted to semi annual coupon notes following a tax event, the restated principal amount with respect to the notes, or, if no notes are then outstanding, such sum calculated as if such notes were then outstanding.

        The term "applicable conversion price" means, as of any date of determination, the applicable accreted principal amount per $1,000 original principal amount of notes as of such date of determination divided by the conversion rate in effect as of such date of determination or, if no notes are then outstanding, the conversion rate that would be in effect were notes then outstanding.

        We and Northwest Airlines, Inc. have agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of a shelf registration statement by release made to Reuters Economic Services and Bloomberg Business News or other reasonable means of distribution. Holders are required to complete and deliver a questionnaire prior to the effectiveness of a shelf registration statement so that such holder may be named as a selling security holder in the related prospectus. Upon receipt of such a completed questionnaire, together with such other information as may be reasonably requested by us, from a holder following the effectiveness of a shelf registration statement, we and Northwest Airlines, Inc. will, as promptly as practicable, file such amendments to a shelf registration statement or supplements to a related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of notes and our shares of common stock issuable upon conversion of the notes, subject to our right to suspend the use of the prospectus as described above. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling security holder in the prospectus and therefore will not be permitted to sell the notes or our shares of common stock issuable upon conversion of the notes pursuant to the shelf registration statement.

DESCRIPTION OF OUR CAPITAL STOCK

        The summary of the terms of the capital stock of Northwest Airlines Corporation set forth below is not intended to be complete and is qualified by reference to the restated certificate of incorporation, as amended, of Northwest Airlines Corporation (the "Northwest Airlines Corporation Charter") and the restated bylaws of Northwest Airlines Corporation (the "Northwest Airlines Corporation Bylaws"), copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Authorized Capital Stock

        Under the Northwest Airlines Corporation Charter, Northwest Airlines Corporation's authorized capital stock consists of 315,000,000 shares of Common Stock, and 45,020,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). Of such authorized shares of Preferred Stock, 25,000,000 shares have been designated Series C Voting Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock"), 3,000,000 shares have been designated Series D Junior Participating Preferred Stock, par value $0.01 per share (the "Series D Junior Participating Preferred Stock"), and 17,020,000 shares are undesignated.

        There are currently no shares of Series D Junior Participating Preferred Stock outstanding. The Series D Junior Participating Preferred Stock is issuable upon exercise of Preferred Share Purchase Rights (the "Rights"). Each share of Common Stock has one Right attached thereto.

        The Preferred Stock has preference over the Common Stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation or dissolution of Northwest Airlines Corporation. In addition, the Board of Directors of Northwest Airlines Corporation has the authority to issue additional shares of Preferred Stock in one or more series and to fix the voting and other powers, designations, dividends, preferences and relative, participating, optional, conversion, exchange, redemption and other special rights and qualifications, limitations or restrictions thereon of any such series of Preferred Stock.

Northwest Airlines Corporation Common Stock

        As of February 27, 2004, 86,128,339 shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote at all meetings of stockholders of Northwest Airlines Corporation for the election of directors (other than directors elected by holders of the Series C Preferred Stock) and all matters submitted to stockholder vote.

        Holders of the Common Stock participate equally as to any dividends or other distributions, including dividends payable in shares of Common Stock (or securities having rights to acquire Common Stock). Upon any liquidation, dissolution or winding up of Northwest Airlines Corporation, holders of the Common Stock are entitled to share equally and ratably in the assets of Northwest Airlines Corporation, if any, remaining after the payment of all debts and liabilities of Northwest Airlines Corporation and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription or redemption rights and are not subject to further calls or assessments. Holders of Common Stock have no right to cumulate their votes in the election of directors. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. The Common Stock is quoted on the Nasdaq National Market system.

Northwest Airlines Corporation Preferred Stock

  Series C Preferred Stock

        As part of labor agreements reached in 1993, Northwest Airlines Corporation issued to trusts for the benefit of participating employees 9.1 million shares of the Series C Preferred Stock, and

17.5 million shares of Common Stock and provided the union groups with three positions on the Board of Directors. Northwest Airlines Corporation has authorized 25,000,000 shares of Series C Preferred Stock. The Series C Preferred Stock ranks senior to Common Stock with respect to liquidation and certain dividend rights. As of February 27, 2004, 4,771,797 shares of Series C Preferred Stock were issued and outstanding. The financial statement carrying value of the Series C Preferred Stock accreted over 10 years commencing August 1993 to the ultimate put price, and was $236 million at December 31, 2003, including $12 million of accrued but unpaid dividends.

        Conversion Rights.    Each share of Series C Preferred Stock is convertible at any time at the option of the holder thereof into 1.364 shares of Common Stock. Each share of Series C Preferred Stock automatically converts into 1.364 shares of the Common Stock upon the sale, transfer, exchange or other disposition of record or beneficial ownership of such share to (or with) any person who is not an employee trust or other "Qualified Holder" (generally consisting of current and former Northwest Airlines, Inc. employees and their spouses, children and heirs). As of December 31, 2003, approximately 4.3 million shares of Series C Preferred Stock had been converted into Common Stock and the remaining approximately 4.8 million shares outstanding were convertible into approximately 6.5 million shares of Common Stock. During 2003, 32,622 shares of Series C Preferred Stock were converted into 44,496 shares of Common Stock.

        Put Right.    During the 60-day period ending on August 1, 2003 (the "Put Date"), the holders of the Series C Preferred Stock had the right to put their shares of the Series C Preferred Stock to Northwest Airlines Corporation. Under the terms of the Series C Preferred Stock, Northwest Airlines Corporation was required to elect, prior to the commencement of such 60-day period, the form of payment it would use for repurchasing such shares of the Series C Preferred Stock. On May 30, 2003, Northwest Airlines Corporation elected to repurchase such shares of the Series C Preferred Stock for cash equal to the Put Price.

        The "Put Price" of the Series C Preferred Stock is equal to a pro rata portion of the actual savings resulting from labor cost savings agreements entered into in 1993 (approximately $226 million as of August 1, 2003, the Put Date) plus any accrued and unpaid dividends on the Series C Preferred Stock.

        On August 1, 2003, Northwest Airlines Corporation announced that its Board of Directors had determined that the company could not legally repurchase the outstanding Series C Preferred Stock at that time because the Board of Directors was unable to determine that the company had adequate legally available surplus to repurchase the outstanding Series C Preferred Stock. As a result, quarterly dividends began accruing August 1, 2003, at 12% per annum. The dividends are payable to the holders of the Series C Preferred Stock when, as and if declared by the Board of Directors.

        Under the terms of the Series C Preferred Stock, as a result of its inability to repurchase Series C Preferred Stock, on a quarterly basis after the Put Date Northwest Airlines Corporation must use all cash held by Northwest Airlines Corporation (or available under revolving credit agreements) in excess of all of its cash requirements within one year of such determination date ("Available Cash") to make partial pro rata redemptions, provided such redemptions are not prohibited under applicable credit agreements or by applicable law. Any decision not to use all Available Cash to effect such partial purchases must be approved by a majority of the directors elected by the holders of the Series C Preferred Stock.

        Voting Rights.    The Series C Preferred Stock votes with the Common Stock on all matters submitted to stockholders for a vote, except with respect to the election of directors. When voting with the Common Stock, each share of Series C Preferred Stock has a number of votes equal to 1.364.

        With respect to the election of directors, the Series C Preferred Stock voting as a separate class is entitled to elect a slate of three Series C Directors, one of whom is nominated by the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America, one by the

International Association of Machinists and Aerospace Workers and one by the Northwest Airlines Corporation Master Executive Council of the Air Line Pilots Association, International (collectively the "Series C Unions"). In addition, as a result of Northwest Airlines Corporation's decision not to repurchase all of the shares of the Series C Preferred Stock as to which the Put Right was exercised, the Series C Unions became entitled to nominate three additional individuals to serve on Northwest Airlines Corporation's Board of Directors.

        Holders of Series C Preferred Stock are not entitled to vote such stock for the election of any directors other than the Series C Directors. The entitlement of the holders of Series C Preferred Stock to elect the Series C Directors will expire on the first date on which no shares of Series C Preferred Stock are outstanding, whether as a result of conversions, exchanges, repurchases or redemptions.

        Optional Redemption.    Northwest Airlines Corporation may redeem the Series C Preferred Stock in whole or in part at the Put Price at any time on 60 days' prior notice.

        Liquidation Preference.    The Series C Preferred Stock has a liquidation preference per share equal to the Put Price. The issuance by Northwest Airlines Corporation of a new series of Preferred Stock that ranks, as to both preference in liquidation and bankruptcy and the receipt of dividends and repayment, senior to or pari passu with the Series C Preferred Stock, does not require the consent of the holders of the Series C Preferred Stock.

        Litigation.    In June 2003, the IBT and certain related parties commenced litigation against Northwest Airlines Corporation in New York state court, International Brotherhood of Teamsters, Local 2000 et al. v. Northwest Airlines Corporation (New York Sup. Ct., Case No. 601742/03). In August 2003, the IAM and a related party also commenced litigation against Northwest Airlines Corporation in New York state court, International Association of Machinists and Aerospace Workers et al. v. Northwest Airlines Corporation (New York Sup. Ct., Case No. 602476/03). Both lawsuits challenge Northwest Airlines Corporation's decision not to purchase its Series C Preferred Stock during 2003 and seek to compel Northwest Airlines Corporation to repurchase the Series C Preferred Stock that had been put to Northwest Airlines Corporation. Northwest Airlines Corporation believes that the lawsuits are without merit. A court decision that adequate statutory surplus is available for a stock repurchase at this time could result in Northwest Airlines Corporation having to repurchase without deferral the outstanding Series C Preferred Stock (approximately $236 million as of December 31, 2003).

  Series D Junior Participating Preferred Stock

        On November 20, 1998, the Board of Directors of Northwest Airlines Corporation authorized and declared a dividend of one right ("Right") for each outstanding share of Common Stock. The dividend is payable to the stockholders of record as of the Effective Time of the Merger (the "Record Date"). Each Right entitles the registered holder to purchase from Northwest Airlines Corporation one one-hundredth of a share of Series D Junior Participating Preferred Stock at a price of $150 per one one-hundredth of a share of Series D Junior Participating Preferred Stock (as the same may be adjusted, the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement dated as of November 20, 1998, as the same may be amended from time to time (the "Rights Agreement"), between Northwest Airlines Corporation and Norwest Bank Minnesota, N.A., as Rights Agent (the "Rights Agent").

        Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership (as such term is defined in the Rights Agreement) of a number of shares of Common Stock equal to 19% or more (25% or more in the case of certain Institutional Investors (as such term is defined in the Rights Agreement)) of the number of the shares of Common Stock then issued and outstanding; provided, however, that if a person or group would be deemed an Acquiring Person upon the adoption of the

Rights Agreement, such person or group will not be deemed an "Acquiring Person" for any purposes of the Rights Agreement unless and until such person or group acquires beneficial ownership of any additional shares of Common Stock after the date of the adoption of the Rights Agreement unless upon the consummation of the acquisition of such additional shares of Common Stock such person or group does not beneficially own a number of shares of Common Stock equal to 19% or more (25% or more in the case of certain Institutional Investors) of the number of the shares of Common Stock then issued and outstanding or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors of Northwest Airlines Corporation prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of a number of shares of Common Stock equal to 19% or more of the number of shares of Common Stock then issued and outstanding (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the certificates for shares of Common Stock outstanding as of the Record Date, by such certificate together with a copy of the Summary of Rights sent to the holders of the shares of Common Stock as of the Record Date. The phrase "then outstanding," when used with reference to a person or group's beneficial ownership of shares of Common Stock, means the number of shares of Common Stock then issued and outstanding together with the sum of (i) all the shares of Common Stock issuable upon conversion of all the shares of Series C Preferred Stock issued and outstanding as of the date of the Rights Agreement, (ii) all the shares of Common Stock issuable upon the exercise of all employee stock options then issued and outstanding as of November 16, 1995 and (iii) any other shares of Common Stock not then actually issued and outstanding but which such person or group would be deemed to beneficially own thereunder (together, the "outstanding Common Stock").

        The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the shares of Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuances of Common Stock (including pursuant to the conversion of Series C Preferred Stock) will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

        The Rights are not exercisable until the Distribution Date. The Rights will expire on November 16, 2005 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by Northwest Airlines Corporation, in each case as described below.

        The Purchase Price payable, and the number of shares of Series D Junior Participating Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series D Junior Participating Preferred Stock, (ii) upon the grant to holders of the Series D Junior Participating Preferred Stock of certain rights or warrants to subscribe for or purchase Series D Junior Participating Preferred Stock at a price, or securities convertible into Series D Junior Participating Preferred Stock with a conversion price, less than the then-current market price of the Series D Junior Participating Preferred Stock or (iii) upon the distribution to holders of the Series D Junior Participating Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Series D Junior Participating Preferred Stock) or of subscription rights or warrants (other than those referred to above).

        The number of outstanding Rights are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

        Shares of Series D Junior Participating Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series D Junior Participating Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series D Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each share of Series D Junior Participating Preferred Stock will have 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are converted or exchanged, each share of Series D Junior Participating Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

        In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right at the then current exercise price of the Right, that number of shares of Common Stock (or one one-hundredths of a share of Series D Junior Participating Preferred Stock) having a market value of two times the exercise price of the Right.

        In the event that, after a person or group has become an Acquiring Person, Northwest Airlines Corporation is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the person with whom Northwest Airlines Corporation has engaged in the foregoing transaction (or its publicly traded parent), which number of shares at the time of such transaction will have a market value of two times the exercise price of the Right.

        At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of beneficial ownership of a number of shares of Common Stock equal to 50% or more of the number of shares of outstanding Common Stock, the Board of Directors of Northwest Airlines Corporation may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a share of Series D Junior Participating Preferred Stock (or of a share of a class or series of Northwest Airlines Corporation's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

        With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Series D Junior Participating Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Series D Junior Participating Preferred Stock, which may, at the election of Northwest Airlines Corporation, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series D Junior Participating Preferred Stock on the last trading day prior to the date of exercise.

        At any time prior to the time an Acquiring Person becomes such, the Board of Directors of Northwest Airlines Corporation may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

        For so long as the Rights are then redeemable, Northwest Airlines Corporation may, except with respect to the Redemption Price, amend the Rights in any manner. After the Rights are no longer redeemable Northwest Airlines Corporation may, except with respect to the Redemption Price, amend the Rights in any manner that does not adversely affect the interests of holders of the Rights.

        Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Northwest Airlines Corporation, including, without limitation, the right to vote or to receive dividends.

        A copy of the Rights Agreement is available free of charge from Northwest Airlines Corporation. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as the same may be amended from time to time, which is hereby incorporated herein by reference.

Transfer Agent and Registrar

        Wells Fargo Bank, N.A. is the transfer agent and registrar for the Common Stock.

SELLING SECURITYHOLDERS

        The notes were originally issued to Citigroup Global Markets Inc., as initial purchaser, in a private offering that closed on November 4, 2003. The initial purchaser has advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers," as defined by Rule 144A under the Securities Act and Regulation S. Selling securityholders, including their transferees, pledgees, donees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and the common stock into which the notes are convertible.

        The table below sets forth information with respect to the selling securityholders, the principal amount of the notes and the number of shares of common stock into which the notes are convertible beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

        We have prepared the table based on information given to us by, or on behalf of, the selling securityholders on or before April 30, 2004. Because the selling securityholders may offer, pursuant to this prospectus, all or some portion of the notes or common stock listed below, no estimate can be given as to the amount of notes or common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.

        Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

Selling Securityholder	Original Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Number of Shares of Common Stock That May be Sold(1)	Percentage of Common Stock Outstanding(2)(3)
Ace Tempest Reinsurance Ltd.	$70,000	*	3,056	*
AIG DKR SoundShore Holdings Ltd.	$5,000,000	2.22%	218,340	*
AIG DKR SoundShore Oasis Holding Fund Ltd.	$7,500,000	3.33%	327,510	*
AIG DKR Soundshore Strategic Holding Fund Ltd.	$1,250,000	*	54,585	*
Akela Captial Master Fund, Ltd.	$7,000,000	3.11%	305,676	*
Arbitex Master Fund, L.P.	$3,000,000	1.33%	131,004	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	$8,990,000	4.00%	392,576	*
Argent Classic Convertible Arbitrage Fund II, L.P.	$600,000	*	26,200	*
Argent Classic Convertible Arbitrage Fund L.P.	$2,480,000	1.10%	108,296	*
Argent LowLev Convertible Arbitrage Fund II, LLC	$26,000	*	1,135	*
Argent LowLev Convertible Arbitrage Fund Ltd.	$444,000	*	19,388	*
B.C. McCabe Foundation	$175,000	*	7,641	*
Bear, Stearns & Co. Inc.	$1,250,000	*	54,585	*
BP Amoco PLC Master Trust	$352,000	*	15,371	*
CGNU Life Fund	$600,000	*	26,200	*
CNH CA Master Account, L.P.	$2,000,000	*	87,336	*
Chrysler Corporation Master Retirment Trust	$4,195,000	1.86%	183,187	*
Citigroup Global Market Inc.	$5,388,000	2.40%	235,283	*
Class C Trading Company LTD	$210,000	*	9,170	*
Commercial Union Life Fund	$700,000	*	30,567	*
Convertible Securities Fund	$50,000	*	2,183	*
Credit Suisse First Boston Europe Limited	$15,000,000	6.67%	655,021	*
Custom Investments PCC, Ltd.	$200,000	*	8,733	*
Delta Air Lines Master Trust-HI	$55,000	*	2,401	*
Fore Convertible Master Fund, Ltd	$1,692,000	*	73,886	*
General Motors Employees Global Group Pension Trust	$210,000	*	9,170	*
General Motors Foundation, Inc.	$35,000	*	1,528	*
Goldman, Sachs & Co.	$5,500,000	2.44%	240,174	*
Guggenheim Portfolio Company VIII (Cayman), Ltd.	$293,000	*	12,794	*
Hamilton Multistrategy Master Fund, LP	$1,864,000	*	81,397	*
HFR CA Global Select Master Trust Account	$80,000	*	3,493	*
HFR CA Select Fund	$500,000	*	21,834	*
Hotel Union & Hotel Industry of Hawaii Pension Plan	$132,000	*	5,764	*

Institutional Benchmarks Master Fund Ltd.	$790,000	*	34,497	*
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	$975,000	*	42,576	*
International Truck & Engine Corporation Retiree Health Benefit Trust	$180,000	*	7,860	*
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	$1,775,000	*	77,510	*
Intl. Truck Engine Corp Non Contributory Retirement Plan for Salaried Employee's Trust	$380,000	*	16,593	*
Intl. Truck Engine Corp Non Contributory Retirement Plan Trust	$420,000	*	18,340	*
Jeffries & Company Inc.	$2,000	*	87	*
KBC Financial Products USA Inc.	$750,000	*	32,751	*
KeySpan Foundation	$50,000	*	2,183	*
Lakeshore International, Ltd.	$1,000,000	*	43,668	*
LDG Limited	$283,000	*	12,358	*
Lexington Vantage Fund c/o TQA Investors, LLC	$63,000	*	2,751	*
Lincoln National Convertible Securities Fund	$1,250,000	*	54,585	*
Lord Abbett Investment Trust-LA Convertible Fund	$2,000,000	*	87,336	*
Lyxor Master Fund Ref: Argent/LowLev CB co Argent	$430,000	*	18,777	*
Man Mac 2 Limited	$1,136,000	*	49,606	*
Man Mac I Limited	$515,000	*	22,489	*
Maystone Continuum Master Fund, Ltd.	$2,500,000	1.11%	109,170	*
Microsoft Corporation	$215,000	*	9,388	*
Motion Picture Industry Health Plan-Active Member Fund	$70,000	*	3,056	*
Motion Picture Industry Health Plan-Retiree Member Fund	$80,000	*	3,493	*
National Fuel & Gas Company Retirement Plan	$200,000	*	8,733	*
Nations Convertible Securities Fund	$6,950,000	3.09%	303,493	*
Newport Alternative Income Fund	$230,000	*	10,043	*
Norwich Union Life & Pensions	$1,000,000	*	43,668	*
OCM Global Convertible Securities Fund	$205,000	*	8,951	*
OCM High Income Convertible Limited Partnership	$165,000	*	7,205	*

OCM High Income Covertible Fund II Limited Partnership	$165,000	*	7,205	*
Oxford, Lord Abbett & Co.	$1,350,000	*	58,951	*
Partner Reinsurance Company Ltd.	$410,000	*	17,903	*
Privilege Portfolio SICAV	$1,800,000	*	78,602	*
RanaissanceRe Holdings Ltd.	$220,000	*	9,606	*
Richard King Mellon Foundation	$75,000	*	3,275	*
San Diego County Employee Retirement Association	$500,000	*	21,834	*
San Diego County Employees' Retirement Association	$50,000	*	2,183	*
Silver Convertible Arbitrage Fund, LDC	$100,000	*	4,366	*
Silvercreek II Limited	$720,000	*	31,441	*
Silvercreek Limited Partnership	$1,540,000	*	67,248	*
Sphinx Convertible Arbitrage Fund SPC	$156,000	*	6,812	*
Sphinx Fund c/o TQA Investors, LLC	$193,000	*	8,427	*
SSI Blended Market Netrual L.P.	$266,000	*	11,615	*
SSI Hedged Convertible Market Neutral L.P.	$290,000	*	12,663	*
State Employees' Retirement Fund of the State of Delaware	$330,000	*	14,410	*
The Long-Term Investment Trust	$130,000	*	5,676	*
Total Fina Elf Finance USA, Inc.	$225,000	*	9,825	*
TQA Master Fund, Ltd.	$2,273,000	1.01%	99,257	*
TQA Master Plus Fund, Ltd.	$4,311,000	1.92%	188,253	*
TQA Special Opportunities Master Fund Ltd.	$500,000	*	21,834	*
Travelers Indemnity Company-Commercial Lines	$110,000	*	4,803	*
Travelers Indemnity Company-Personal Lines	$70,000	*	3,056	*
Tripar Partnership	$70,000	*	3,056	*
UnumProvident Corporation	$490,000	*	21,397	*
Vanguard Convertible Securities Inc.	$12,890,000	5.73%	562,881	*
Viacom Inc. Pension Plan Master Trust	$12,000	*	524	*
White River Securities L.L.C.	$1,250,000	*	54,585	*
Xavex Convertible Arbitrage 10 Fund	$930,000	*	40,611	*
Xavex Convertible Arbitrage 2 Fund	$80,000	*	3,493	*
Xavex Convertible Arbtirage 7 Fund c/o TQA Investors, LLC	$794,000	*	34,672	*
Zazove Convertible Arbitrage Fund L.P.	$5,000,000	2.22%	218,340	*
Zazove Hedged Convertible Fund L.P.	$3,000,000	1.33%	131,004	*
Zazove Income Fund L.P.	$1,000,000	*	43,668	*

Zurich Institutional Benchmarks Master Fund Ltd.	$2,000,000	*	87,336	*
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors LLC	$583,000	*	25,458	*
Unnamed securityholders or any future transferees, pledges, donees or successors of or from any such unnamed securityholders(4)	$80,662,000	35.85%	3,522,356	3.67%
Total	$225,000,000	100%	9,825,322	10.29%

*
Less than 1%.

(1)
Assumes conversion of all of the holder's notes at a conversion rate of 43.6681 shares of common stock per $1,000 original principal amount of the notes. This conversion rate is subject to adjustment as described under "Description of Notes—Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the notes and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under "Description of Notes—Conversion Rights."

(2)
Calculated based on 86,128,339 shares of common stock outstanding as of February 27, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes, but we did not assume conversion of any other holder's notes.

(3)
Assumes that all holders of notes, or any future transferees, pledgees, donees or successors of or from such holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

(4)
Additional information about selling securityholders will be set forth in amendments to this prospectus if and when necessary.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following summary discusses the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the shares of common stock into which the notes may be converted as of the date hereof. Except where noted, this summary deals only with notes and shares of common stock held as capital assets (generally, property held for investment). Additionally, this summary does not deal with special situations. For example, this summary does not address:

  •
  tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or insurance companies;

  •
  tax consequences to persons holding notes or shares of common stock as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

  •
  tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose "functional currency" is not the U.S. dollar;

  •
  investors in pass-through entities for U.S. federal income tax purposes;

  •
  alternative minimum tax consequences, if any; or

  •
  any state, local or foreign tax consequences.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

        If a partnership (or any entity treated as a partnership for U.S. federal income tax purposes) holds our notes or shares of common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes or shares of common stock, you should consult your tax advisor.

        If you are considering the purchase of notes, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Consequences to U.S. Holders

        The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a U.S. holder of notes or shares of common stock. Certain consequences to "non-U.S. holders" of notes and shares of common stock are described under "—Consequences to Non-U.S. Holders" below. "U.S. holder" means a beneficial owner of a note that is for U.S. federal income tax purposes:

  •
  a citizen or resident of the U.S.;

  •
  a corporation created or organized in or under the laws of the U.S. or any political subdivision of the U.S.;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

  Registration of Notes

        The registration of the notes will not constitute a taxable event to holders. Consequently, (a) no gain or loss will be recognized by a holder upon such registration, (b) the holding period of the registered note will include the holding period of the unregistered note and (c) the basis of the registered note will be the same as the basis of the unregistered note immediately before the registration of such note.

  Payments of Interest on the Notes

        Because the notes do not provide for stated cash interest beginning November 15, 2008, the notes were considered issued with original issue discount ("OID") for U.S. federal income tax purposes. The notes were issued with OID in an amount equal to the difference between their "stated redemption price at maturity" (the sum of all payments to be made on the notes other than "qualified stated interest") and their "issue price." You will be required to include such OID in gross income on a constant yield to maturity basis regardless of your regular method of tax accounting.

        Under applicable Treasury regulations, the "issue price" of each note was the first price at which a substantial amount of the notes is sold (other than to an underwriter, placement agent or wholesaler). The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. The stated

interest payments on the notes are not qualified stated interest. Thus, interest paid in cash will be included in the stated redemption price at maturity and taxed as part of OID and will not be again included separately in your gross income when accrued or paid.

        The amount of OID includible in gross income by a U.S. holder of a note is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year or portion of the taxable year in which such U.S. holder held such note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to the final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments made on such note on or before the first day of the accrual period. We are required to provide information returns stating the amount of OID accrued on notes held of record by persons other than corporations and other exempt holders.

  Market Discount

        If you purchase a note for an amount that is less than its revised issue price, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless the difference is less than a specified de minimis amount. The revised issue price of a note is the sum of the issue price of the note and the aggregate OID includible in gross income by holders prior to the date of your acquisition of the note. Under the market discount rules, you will be required to treat any payment, other than qualified stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and you are treated as having accrued on the note at the time of such payment or disposition. Any unrecognized market discount will carry over to common stock received upon conversion or repurchase of the notes.

        In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. In certain circumstances, you may elect, on a bond-by-bond basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisor before making this election.

        Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. Your election to accrue market discount on a constant interest method is to be made for the taxable year in which you acquired the note, applies only to that note and may not be revoked. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the IRS. You should consult your own tax advisor before making either election described in this paragraph.

  Acquisition Premium and Amortizable Bond Premium

        If you purchase a note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest you will be considered to have purchased such note at an "acquisition premium." Under the acquisition premium rules, the amount of OID which you must include in your gross income with respect to such note for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

        If you purchase a note for an amount in excess of the sum of all amounts payable on the note after the purchase date other than qualified stated interest, you will be considered to have purchased the note at a "premium" and you will not be required to include any OID in income. In making the determination as to whether your purchase price is in excess of the sum of all amounts payable on the note other than qualified stated interest, you must reduce your purchase price by the value of the conversion option. You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you elect to amortize the premium, you will be required to reduce your adjusted tax basis in the note by the amount of the premium amortized. If you do not elect to amortize the premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. You should consult your own tax advisor before making this election.

  Constructive Dividend

        The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to non-corporate holders would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends under recently enacted legislation. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. You should consult your tax advisors concerning the tax treatment of such constructive dividends received by you.

  Tax Event

        The modification of the terms of the notes by us upon a tax event, as described in "Description of Notes—Optional Conversion to Semiannual Coupon Notes upon Tax Event," could alter the timing of income recognition by you with respect to the semiannual payments of interest due after the date on which we exercise our option.

  Sale, Exchange, Redemption or Other Taxable Disposition of Notes

        Except as provided below under "—Exchange of Notes into Common Stock, Cash or a Combination Thereof," you will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized upon the sale, exchange, redemption or other taxable disposition and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to the amount paid for the note, increased by the amount of OID and market discount previously included in gross income and decreased by any amortized premium and the amount of payments of interest and principal. Except as described above with respect to market discount, any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. The deductibility of net capital losses by individuals and corporations is subject to limitations.

  Exchange of Notes into Common Stock, Cash or a Combination Thereof

        You will not recognize gain or loss on the exchange of your notes into common stock upon conversion or repurchase, except to the extent of cash received, if any, including any cash received in lieu of a fractional share. You will be required to include in gross income daily portions of the OID and accrued market discount not previously included in gross income with respect to the notes, up to the date of conversion or repurchase. If you receive solely cash in exchange for your notes upon conversion or repurchase, your gain or loss will be determined in the same manner as if you disposed of the note in a taxable disposition (as described above under "—Sale, Exchange, Redemption or Other Taxable Disposition of Notes"). If a combination of cash and stock is received in exchange for your notes upon conversion or repurchase, we intend to take the position that you will recognize gain, if any, in the amount equal to the excess of the fair market value of the common stock and cash received over your adjusted tax basis in the note, but in no event should the amount of gain recognized exceed the amount of cash received, and will not be able to recognize a loss. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the note that is allocable to the fractional share.

        The tax basis of the shares of common stock received upon a conversion or repurchase will equal the adjusted tax basis of the note that was converted or repurchased (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your holding period for shares of common stock will include the period during which you held the notes, except that the holding period for any common stock received with respect to accrued OID or market discount may commence on the day following the date of delivery of such common stock.

        You should contact your tax advisors regarding the tax treatment of the receipt of cash and stock in exchange for notes upon conversion or repurchase and the ownership of common stock.

Consequences to Non-U.S. Holders

        The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock. The term "non-U.S. holder" means a beneficial owner of a note or share of common stock (other than a partnership) that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies." Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

  Payments of Interest on the Notes

        The 30% U.S. federal withholding tax will not apply to any payment to you of principal or interest (including OID) on a note under the "portfolio interest rule," provided that:

  •
  interest paid on the note is not effectively connected with your conduct of a trade or business in the U.S.;

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

  •
  you are not a "controlled foreign corporation" that is related to us (actually or constructively) through stock ownership;

  •
  you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

  •
  (a) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS W-8BEN (or successor form)) or (b) you hold your notes through certain foreign intermediaries or certain foreign partnerships, and you satisfy the certification requirements of applicable Treasury regulations. Special rules apply to non-U.S. holders that are pass-through entities for U.S. federal income tax purposes rather than corporations or individuals.

        If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S.

        If you are engaged in a trade or business in the U.S. and interest on a note is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax) generally in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S.

  Dividends

        Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see "—Constructive Dividend above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because any such deemed dividends will not give rise to cash from which applicable U.S. federal withholding tax can be satisfied, we may, to the extent required by applicable law, pay the amount of such tax out of our own funds and, except to the extent otherwise reimbursed, recoup or set-off such amount against any amounts otherwise owed by us to holders (including principal and interest on the notes or common stock issuable on conversion). However, dividends that are effectively connected with the conduct of a trade or business within the U.S. and, where an applicable tax treaty so provides, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

        As more fully described under "Description of Notes—Registration Rights," upon the occurrence of certain enumerated events we may be required to pay additional amounts to you. Payments of such additional amounts may be subject to U.S. federal withholding tax. You should contact your tax advisors concerning the tax treatment of such additional amounts received by you.

  Sale, Exchange, Redemption or Other Disposition of Notes or Shares of Common Stock

        Any gain realized upon the sale, exchange, redemption or other disposition of a note or share of common stock generally will not be subject to U.S. federal income tax unless:

  •
  that gain is effectively connected with the conduct of a trade or business in the U.S. by you;

  •
  you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

        An individual non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the U.S. A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain at regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

        We believe that we are not and do not anticipate becoming a "U.S. real property holding corporation" for U.S. federal income tax purposes.

  U.S. Federal Estate Tax

        Your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the "portfolio interest rule" described above under "—Payments of Interest on the Notes" without regard to the statement requirement described in the last bullet point and, at the time of your death, payments with respect to the note would not have been effectively connected with the conduct by you of a trade or business in the U.S. However, shares of common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        If you are a U.S. holder, information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to you unless you are an exempt recipient such as a corporation. A backup withholding tax will apply to those payments if you fail to provide your taxpayer identification number, or certification of exempt status, or if you fail to report in full interest and dividend income.

        If you are a non-U.S. holder, generally we must report to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        In general, if you are a non-U.S. holder you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, that is not an exempt recipient and you have provided the statement described above in the last bullet point under "Consequences to Non-U.S. Holders—Payments of Interest on the Notes." You will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale of a note within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the payor of the proceeds receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, that is not an exempt recipient or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

  General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

  Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

        The acquisition, and/or holding of the notes by an ERISA Plan with respect to which Northwest Airlines Corporation, Northwest Airlines, Inc. or the initial purchaser is considered a party in interest or a disqualified person, and the conversion of the notes by an ERISA Plan with respect to which the company is considered a party in interest or disqualified person, may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the notes are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition, holding and conversion of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase, holding and conversion will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation of any applicable Similar Laws.

  Representation

        Accordingly, by acceptance of the notes, each purchaser and subsequent transferee of the notes will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase, holding and conversion of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

PLAN OF DISTRIBUTION

        We are registering the notes and common stock issuable upon conversion of the notes covered by this prospectus to permit securityholders to conduct secondary trading of these securities from time to time after the date of this prospectus. We will not receive any proceeds from the sale of the securities covered by this prospectus. The notes and shares of common stock issuable upon conversion of the notes are being offered on behalf of the selling securityholders.

        The notes and shares of common stock issuable upon conversion of the notes may be sold or distributed from time to time by the selling securityholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling securityholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire the notes or shares of common stock as principals, at market prices prevailing at the time of sale, at varying prices determined at the time of sale, at negotiated prices, or at fixed prices, which may be changed. If the notes or shares of common stock are sold through brokers, dealers or underwriters, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, any applicable commission or discounts with respect to a particular offer, and any material arrangements that a selling securityholder notifies us has been entered into for a distribution with an agent, dealer or underwriter, will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        The sale of the notes or shares of common stock may be effected in one or more of the following methods:

  •
  on any national securities exchange or quotation service on which the notes or shares of common stock may be listed or quoted at the time of sale;

  •
  in transactions otherwise than on such exchanges or services in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an option exchange or otherwise; or

  •
  through the settlement of short sales.

        In addition, any notes or shares of common stock that qualify for resale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A of the Securities Act rather than pursuant to this prospectus.

        These transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

        In addition, the selling securityholders or their successors in interest may enter into hedging transactions with broker-dealers or other financial institutions who may engage in short sales of the notes or shares of common stock, sell the notes or shares of common stock short and deliver these securities to close out such short positions, or loan or pledge the notes or shares of common stock to broker-dealers that in turn may sell such securities. The selling securityholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the notes or shares of common stock which may be resold thereafter pursuant to this prospectus if the notes or shares of common stock are delivered by the selling securityholders.

        The selling securityholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the notes or shares of common stock and, if the selling securityholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell the notes or shares of common stock from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling securityholders, in order for the notes or shares of common stock to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or an amendment to this registration statement amending the list of selling securityholders to include the pledgee, transferee, secured party or other successors in interest as selling securityholders under this prospectus.

        In addition, concurrently with the closing of the private offering, we entered into a call spread option transaction with Citibank, N.A., an affiliate of Citigroup Global Markets Inc., the initial purchaser of the notes in the private offering, using approximately $10.07 million of the proceeds of the private offering. In connection with the call spread option transaction, Citibank may have taken positions in our common stock in secondary market transactions and entered into various derivative transactions, and may modify its hedge positions throughout the life of the call spread option transaction by purchasing and selling shares of our common stock, our other securities or other instruments they may wish to use in connection with such hedging. Depending on, among other things, future market conditions, the aggregate amount and the composition of these hedging arrangements are likely to vary over time. The effect, if any, of such arrangements and activities on the market price of our common stock or the notes cannot be ascertained at this time, but any of these activities could materially and adversely affect the value of our common stock and the value of the notes. See "Call Spread Option Transaction."

        Brokers, dealers, underwriters or agents participating in the distribution of the notes or shares of common stock as agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders and/or purchasers of the notes or shares of common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        The selling securityholders and any underwriters, broker-dealers or agents who act in connection with the sale of notes or shares of common stock hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of notes or shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling securityholder can presently estimate the amount of such compensation. We know of no existing arrangements between any selling securityholder, broker, dealer, underwriter or agent relating to the sale or distribution of the notes or shares of common stock. Selling securityholders who are "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        The anti-manipulation rules under the Exchange Act may apply to sales of notes or shares of common stock in the market and to the activities of the selling securityholders and their affiliates. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

        Under the registration rights agreement that has been filed as an exhibit to this registration statement, we and Northwest Airlines, Inc. will use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the sale pursuant to Rule 144 under the Securities Act or a shelf registration statement of all the securities registered thereunder and (ii) the expiration of the holding period applicable to such securities held by persons that are not affiliates of Northwest Airlines Corporation or Northwest Airlines, Inc. under Rule 144(k) under the Securities Act or any successor provision, subject to certain permitted exceptions.

        We and Northwest Airlines, Inc. are permitted to prohibit offers and sales of securities pursuant to this prospectus under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed 30 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. We and Northwest Airlines, Inc. agreed to pay predetermined additional amounts to holders of the notes and shares of common stock issuable upon conversion of the notes if the prospectus is unavailable for the periods in excess of those permitted above.

        Under the registration rights agreement, we have agreed to indemnify the initial purchaser, each selling securityholder and certain other persons, and each selling securityholder has agreed to indemnify us, the initial purchaser, the other selling securityholders and certain other persons, against certain specified liabilities, including liabilities arising under the Securities Act.

        We have agreed, among other things, to bear all fees and expenses, other than selling expenses, commissions and discounts, and expenses of counsel to the selling securityholders, in connection with the registration and sale of the notes and the shares of common stock covered by this prospectus.

LEGAL MATTERS

        Certain legal matters with respect to the validity of the notes and common stock issuable upon conversion of the notes will be passed upon for Northwest Airlines Corporation by Simpson Thacher & Bartlett LLP, New York, New York. In rendering their opinion, Simpson Thacher & Bartlett LLP will rely on the opinion of Michael L. Miller, Vice President, Law and Secretary of Northwest Airlines Corporation and Northwest Airlines, Inc. as to matters involving the law of the state of Minnesota.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited Northwest Airlines Corporation's consolidated financial statements and schedule included in Northwest Airlines Corporation's Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus. Northwest Airlines Corporation's consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses payable by Northwest Airlines Corporation in connection with the issuance and distribution of the notes and underlying common stock being registered hereby, other than underwriting discounts and commissions. All the amounts shown are estimates, except the SEC registration fee. All of such expenses are being borne by Northwest Airlines Corporation.

SEC Registration Fee	$28,508
Nasdaq National Market(1)(2)	$22,500
Printing and Engraving Expenses(2)	$100,000
Legal Fees and Expenses(2)	$100,000
Accounting Fees and Expenses(2)	$30,000
Miscellaneous Expenses(2)	$43,992

Total(2)	$325,000

(1)
Nasdaq National Market bills companies for the listing of additional shares on a quarterly basis, and the amount billed is determined by the change in the company's total shares outstanding from one quarter to the next. The total amount billable in one quarter is capped at $22,500. Since all of the notes are convertible on the same basis, solely for the purpose of estimating the expenses payable by Northwest Airlines Corporation in connection with issuance of the notes and underlying common stock, we have assumed the conversion of all notes into shares of common stock during one quarter.

(2)
Estimated.

Item 15.    Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

        In accordance with Section 102(b)(7) of the Delaware Law, the Restated Certificate of Incorporation of Northwest Airlines Corporation provides that the directors of Northwest Airlines Corporation shall not be personally liable to Northwest Airlines Corporation or its stockholders for monetary damages for violations of their fiduciary duty.

        Article VIII of the bylaws, as amended and restated, of Northwest Airlines Corporation (filed as Exhibit 3.2) provides for indemnification of the officers and directors of Northwest Airlines Corporation to the full extent permitted by applicable law.

        Section 302A.521 of the Minnesota Business Corporation Act (the "Minnesota Law") requires a Minnesota corporation to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines and reasonable expenses (including attorneys' fees), provided that the person has not otherwise been indemnified, was acting in good faith, received no improper personal benefit as a result of the conduct in question, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful and, depending upon the capacity in which such person was acting, believed that the conduct was in the best interests of the corporation or was not considered to be opposed to the best interests of the corporation. Under the Minnesota Law, the termination of a proceeding by judgment, order, settlement, conviction or upon a pleading of nolo contendere or its equivalent does not, of itself, establish that a person is not eligible for indemnification. Minnesota corporations are permitted to include provisions in their bylaws or articles of incorporation that prohibit or limit indemnification otherwise required by the Minnesota law.

        Section 4.01 of Northwest Airlines, Inc.'s bylaws, as amended and restated (filed as Exhibit 3.4), requires Northwest Airlines, Inc. to indemnify any persons, including officers and directors as permitted by Section 302A.521 of the Minnesota Law.

Item 16.    Exhibits

Exhibit Number	Description
3.1
Restated Certificate of Incorporation of Northwest Airlines Corporation (filed as Exhibit 4.1 to Northwest Airlines Corporation's Registration Statement on Form S-3, File No. 333-69655, and incorporated herein by reference).
3.2	Amended and Restated Bylaws of Northwest Airlines Corporation (filed as Exhibit 3.2 to Northwest Airlines Corporation's Annual Report on Form 10-K for the year ended December 31, 2003, and incorporated herein by reference).
3.3	Restated Certificate of Incorporation of Northwest Airlines, Inc. (filed as Exhibit 3.3 to Northwest Airlines, Inc.'s Registration Statement on Form S-3, File No. 033-74772, and incorporated herein by reference).
3.4	Amended and Restated Bylaws of Northwest Airlines, Inc. (filed as Exhibit 4.2 to Northwest Airlines Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, and incorporated herein by reference).
4.1	Specimen of Common Stock Certificate (filed as Exhibit 4.1 to Northwest Airlines Corporation's Registration Statement on Form S-1, File No. 33-74210, and incorporated herein by reference).
4.2	Indenture, dated as of November 4, 2003, among Northwest Airlines Corporation, Northwest Airlines, Inc. and U.S. Bank National Association, as Trustee.**
4.3	Registration Rights Agreement, dated as of November 4, 2003, among Northwest Airlines Corporation, Northwest Airlines, Inc. and Citigroup Global Markets Inc.**
4.4	Certificate of Designation of Series D Junior Participating Preferred Stock Northwest Airlines Corporation (included in Exhibit 3.1).
4.5	Rights Agreement dated as of November 20, 1998 between Northwest Airlines Corporation and Norwest Bank Minnesota, N.A., as Rights Agent (filed as Exhibit 4.3 to Northwest Airlines Corporation's Form Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference).
5.1	Opinion of Simpson Thacher & Bartlett LLP**
5.2	Opinion of Michael L. Miller, Esq.**
10.1	Amendment No. 3 to the A330 Purchase Agreement, dated April 30, 2003, between AVSA, S.A.R.L. and Northwest Airlines, Inc. (Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Securities and Exchange Commission).**
10.2	Amendment No. 4 to the A330 Purchase Agreement, dated December 18, 2003, between AVSA, S.A.R.L. and Northwest Airlines, Inc. (Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Securities and Exchange Commission).**
12.1	Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12.1 to Northwest Airlines Corporation's Annual Report on Form 10-K for the year ended December 31, 2003, and incorporated herein by reference).
12.2	Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12.1 to Northwest Airlines Corporation's Quarterly Report on Form 10-Q for the period ended September 30, 2004, and incorporated herein by reference).
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of Simpson Thacher & Bartlett LLP (included in opinion filed as Exhibit 5.1 to this Registration Statement).**
24.1	Powers of Attorney.**
25.1	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as trustee.**

*
Filed herewith.

**
Previously filed.

Item 17.    Undertakings.

A.
Each of the undersigned registrants hereby undertakes:

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.

  2.
  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the

  Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Northwest Airlines Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 8 to the Registration Statement registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on this 8th day of November, 2004.

NORTHWEST AIRLINES CORPORATION
By:	/s/ BERNARD L. HAN Bernard L. Han Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 8 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Douglas M. Steenland	Chief Executive Officer, President and Director (principal executive officer)	November 8, 2004
/s/ BERNARD L. HAN Bernard L. Han	Executive Vice President and Chief Financial Officer (principal financial officer)	November 8, 2004
* James G. Mathews	Vice President-Finance and Chief Accounting Officer (principal accounting officer)	November 8, 2004
* Gary L. Wilson	Chairman of the Board and Director	November 8, 2004
* Richard H. Anderson	Director	November 8, 2004
* Ray W. Benning, Jr.	Director	November 8, 2004
* Richard C. Blum	Director	November 8, 2004
* Alfred A. Checchi	Director	November 8, 2004
* John Engler	Director	November 8, 2004
* Robert L. Friedman	Director	November 8, 2004

* Doris Kearns Goodwin	Director	November 8, 2004
* Frederic V. Malek	Director	November 8, 2004
* V. A. Ravindran	Director	November 8, 2004
* Michael G. Ristow	Director	November 8, 2004
* Leo M. Van Wijk	Director	November 8, 2004
*By:	/s/ BERNARD L. HAN Bernard L. Han Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Northwest Airlines, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 8 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on this 8th day of November 2004.

NORTHWEST AIRLINES, INC.
By:	/s/ BERNARD L. HAN Bernard L. Han Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 8 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Douglas M. Steenland	Chief Executive Officer, President and Director (principal executive officer)	November 8, 2004
/s/ BERNARD L. HAN Bernard L. Han	Executive Vice President and Chief Financial Officer (principal financial officer)	November 8, 2004
* James G. Mathews	Vice President-Finance and Chief Accounting Officer (principal accounting officer)	November 8, 2004
* Gary L. Wilson	Chairman of the Board and Director	November 8, 2004
* Richard H. Anderson	Director	November 8, 2004
* Ray W. Benning, Jr.	Director	November 8, 2004
* Richard C. Blum	Director	November 8, 2004
* Alfred A. Checchi	Director	November 8, 2004
* John Engler	Director	November 8, 2004
* Robert L. Friedman	Director	November 8, 2004

* Doris Kearns Goodwin	Director	November 8, 2004
* Frederic V. Malek	Director	November 8, 2004
* V. A. Ravindran	Director	November 8, 2004
* Michael G. Ristow	Director	November 8, 2004
* Leo M. Van Wijk	Director	November 8, 2004
*By:	/s/ BERNARD L. HAN Bernard L. Han Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
3.1
Restated Certificate of Incorporation of Northwest Airlines Corporation (filed as Exhibit 4.1 to Northwest Airlines Corporation's Registration Statement on Form S-3, File No. 333-69655, and incorporated herein by reference).
3.2	Amended and Restated Bylaws of Northwest Airlines Corporation (filed as Exhibit 3.2 to Northwest Airlines Corporation's Annual Report on Form 10-K for the year ended December 31, 2003, and incorporated herein by reference).
3.3	Restated Certificate of Incorporation of Northwest Airlines, Inc. (filed as Exhibit 3.3 to Northwest Airlines, Inc.'s Registration Statement on Form S-3, File No. 033-74772, and incorporated herein by reference).
3.4	Amended and Restated Bylaws of Northwest Airlines, Inc. (filed as Exhibit 4.2 to Northwest Airlines Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, and incorporated herein by reference).
4.1	Specimen of Common Stock Certificate (filed as Exhibit 4.1 to Northwest Airlines Corporation's Registration Statement on Form S-1, File No. 33-74210, and incorporated herein by reference).
4.2	Indenture, dated as of November 4, 2003, among Northwest Airlines Corporation, Northwest Airlines, Inc. and U.S. Bank National Association, as Trustee.**
4.3	Registration Rights Agreement, dated as of November 4, 2003, among Northwest Airlines Corporation, Northwest Airlines, Inc. and Citigroup Global Markets Inc.**
4.4	Certificate of Designation of Series D Junior Participating Preferred Stock Northwest Airlines Corporation (included in Exhibit 3.1).
4.5	Rights Agreement dated as of November 20, 1998 between Northwest Airlines Corporation and Norwest Bank Minnesota, N.A., as Rights Agent (filed as Exhibit 4.3 to Northwest Airlines Corporation's Form Annual Report on Form 10-K for the year ended December 31, 2003, and incorporated herein by reference).
5.1	Opinion of Simpson Thacher & Bartlett LLP**
5.2	Opinion of Michael L. Miller, Esq.**
10.1	Amendment No. 3 to the A330 Purchase Agreement, dated April 30, 2003, between AVSA, S.A.R.L. and Northwest Airlines, Inc. (Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Securities and Exchange Commission).**
10.2	Amendment No. 4 to the A330 Purchase Agreement, dated December 18, 2003, between AVSA, S.A.R.L. and Northwest Airlines, Inc. (Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission; omitted portions have been separately filed with the Securities and Exchange Commission).**
12.1	Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12.1 to Northwest Airlines Corporation's Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference).
12.2	Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12.1 to Northwest Airlines Corporation's Quarterly Report on Form 10-Q for the period ended September 30, 2004, and incorporated herein by reference).
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of Simpson Thacher & Bartlett LLP (included in opinion filed as Exhibit 5.1 to this Registration Statement).**
24.1	Powers of Attorney.**
25.1	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as trustee.**

*
Filed herewith.

**
Previously filed.

QuickLinks

Explanatory Note
PROSPECTUS SUPPLEMENT NO. 8 to Prospectus dated April 30, 2004 of Northwest Airlines Corporation $225,000,000 7.625% Convertible Senior Notes due 2023 Guaranteed by Northwest Airlines, Inc.
WHERE YOU CAN FIND MORE INFORMATION
SELLING SECURITYHOLDERS
TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
Our Company
The Notes
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
CALL SPREAD OPTION TRANSACTION
PRICE RANGE OF OUR COMMON STOCK
DIVIDEND POLICY
DESCRIPTION OF NOTES
ACCRETED CONVERSION PRICES AND CONVERSION TRIGGER PRICES
DESCRIPTION OF OUR CAPITAL STOCK
SELLING SECURITYHOLDERS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
CERTAIN ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES
EXHIBIT INDEX